As filed with the Securities and Exchange Commission on April 10, 2000
                                                  SEC Registration No. 333-90241


                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                  Form SB-2/A-2



                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

         Colorado                     7310                          84-1474784
(State or jurisdiction          (Primary Standard                 (IRS Employer
    of incorporation         Industrial Classification           Identification
    or organization)               Code Number)                       Number)

                            925 W. Kenyon Avenue #15
                            Englewood, Colorado 80110
                                 (303) 762-6444
          (Address and telephone number of principal executive offices and principal place of business)

                                 Don E. Montague
                      Mediacomm Broadcasting Systems, Inc.
                                d/b/a Shopbiz.com
                            925 W. Kenyon Avenue #15
                            Englewood, Colorado 80110
                                 (303) 762-6444
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

                              Ronald N. Vance, P.C.
                             A. Reed Reynolds, Esq.
                          57 West 200 South, Suite 310
                            Salt Lake City, UT 84101
                                 (801) 359-9300
                               (801) 359-9310 FAX

             APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                         Calculation of Registration Fee
--------------------------------------------------------------------------------
                                                    Proposed
Title of each                         Proposed      Maximum       Amount
Class of                Amount        Maximum       Aggregate     Of
Securities to           To be         Offering      Offering      Registration
Be registered           Registered    Price (1)     Price (1)     Fee
--------------------------------------------------------------------------------
Common stock, no par
 value, Maximum         900,000       $1.00         $900,000       $250

Series "A" Warrants,
 each entitling the
 holder to purchase
 one share of Common
 stock, issuable upon
 exercise of the
 warrants              1,800,000        -0-              -0-

Common stock, no par
 value, issuable upon
 exercise of Series
 "A" Warrants (2)      1,800,000       $2.00        $3,600,000      $1,001
--------------------------------------------------------------------------------
     Total Registration Fee                                         $1,251
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (g).
(2) Represents shares of common stock underlying warrants held or to be held by the Selling Security Holders and includes, pursuant to Rule 416, an additional indeterminate number of shares that may be issuable upon exercise of the warrants by reason of anti-dilution provisions of the warrants which prevent dilution resulting from stock splits, stock dividends or similar transactions.

                              Cross Reference Sheet
Form SB-2
Item No.  Sections in Prospectus

     1    Front of Registration Statement and Outside                 Cover Page
          Front Cover of Prospectus

     2    Inside Front and Outside Back Cover Pages           Inside Front Cover
          of Prospectus                                  Pages (i)(ii); Table of
                                                                        Contents

     3    Summary Information and Risk Factors               Prospectus Summary;
                                                                    Risk Factors

     4    Use of Proceeds                                        Use of Proceeds

     5    Determination of Offering Price                            Cover Page;
                                                           Subscription and Plan
                                                                 of Distribution


     6    Dilution                             Dilution and Relative Investments


     7    Selling Security Holders                                   Cover Page,
                                                         Principal Shareholders-
                                   Concurrent Offering by Principal Shareholders

     8    Plan of Distribution             Subscription and Plan of Distribution

     9    Legal Proceedings                                    Legal Proceedings

     10   Directors, Executive Officers,                   Management; Principal
          Promoters and Control Persons                             Shareholders

     11   Security Ownership of Certain Beneficial
          Owners and Management                           Principal Shareholders

     12   Description of Securities                    Description of Securities

     13   Interest of Named Experts and Counsel                          Experts


     14   Disclosure of Commission Position on                Indemnification of
          Indemnification for Securities Act Liabilities     Directors, Officers
                                                                      and Others

     15   Organization within Last Five Years                Prospectus Summary;
                                                                        Business

     16   Description of Business                            Prospectus Summary;
                                                          Risk Factors; Business

     17   Management's Discussion and Analysis of                     Business -
          Plan of Operation                                   Plan of Operations

     18   Description of Property                                       Business



     19   Certain Relationships and                                  Management-
          Related Transactions                Transactions with a Related Party:
                           Our Affiliate MediaComm Marketing International, Inc.


     20   Market for Common Equity and Related                  Cover Page; Risk
          Stockholder Matters                            Factors, Description of
                                                                      Securities

     21   Executive Compensation                          Management - Executive
                                                                    Compensation

     22   Financial Statements                                Index to Financial
                                                                      Statements

     23   Changes in and Disagreements With                              Experts
          Accountants on Accounting and Financial
          Disclosure

     24   Indemnification of Directors and Officers           Indemnification of
                                                          Directors and Officers

     25   Other Expenses of Issuance and Distribution          Other Expenses of
                                                       Issuance and Distribution

     26   Recent Sales of Unregistered Securities                Recent Sales of
                                                         Unregistered Securities

     27   Exhibits                                                      Exhibits

     28   Undertakings                                              Undertakings






                  SUBJECT TO COMPLETION, DATED FEBRUARY *, 2000

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                                d/b/a Shopbiz.com
                         450,000 shares minimum, 900,000
                         shares maximum of common stock
                                 $1.00 per share



o This is our initial public offering, and no public market currently exists for our shares.

The Offering
    Common Stock:                   Public Price                 Total
    Number of Shares                per Share             Minimum       Maximum


    Minimum: 450,000                $1.00                 $450,000
    Maximum: 900,000                $1.00                               $900,000
                                                          --------      --------
    Expenses of Offering                                  $ 40,000      $ 40,000
    Net Proceeds to Shopbiz.com                           $410,000      $860,000
                                                          --------      --------


o This is a self underwritten offering of 450,000 shares minimum 900,000 shares maximum through our officers and directors without remuneration to them. The offering is for a period of 60 days beginning with the date of this prospectus and, at our option, the offering period may be extended for an additional 60 days. The minimum number of shares one can purchase is 1000 shares.

o Proceeds from sales of the shares are being escrowed at US Bank National Association, Denver, Colorado, until the sale of the 450,000 minimum number of shares is achieved. If the minimum of $450,000 in proceeds is not received prior to the expiration of the offering periods all escrowed funds will be promptly returned to subscribers without interest or deduction.

o Concurrently with this offering, we are registering for resale by selling securities holders of 1,800,000 Series "A" Warrants to purchase shares of common stock of our company and the 1,800,000 shares of common stock underlying the warrants. We will not receive any of the proceeds from sale of the warrants or the shares underlying the warrants, except for the exercise price of the warrants in the aggregate amount of $3,600,000 if all of the warrants are exercised.

     This Offering is Highly Speculative and Involves Special Risks Concerning Our Company and its Business. See "Risk Factors" beginning on page 9.


Neither the Securities and Exchange Commission nor any state securities commission has approved these securities, or determined if the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                February *, 2000

                                TABLE OF CONTENTS

  Item                                                                   Page
  ----                                                                   ----

  Prospectus Summary                                                       8
  Selected Financial Information                                           8
  Risk Factors                                                             9
      Because we are a New Company
           With a Brief Operating History
           we may not be able to Successfully
           Operate our Business or Achieve Profitability                   9
           Our Limited Liquidity and Capital Resources
           May Substantially Restrict Operation of Our Business            9
           There May Be No Market for Shares of Our
           Common stock You Purchase in This Offering                     10
  Forward Looking Statements                                              10


  Business                                                                11
  Use of Proceeds                                                         29
  Management                                                              33
  Principal Shareholders                                                  37
  Subscription and Plan of Distribution                                   40
  Dilution and Relative Investments                                       42
  Any Shares Purchased In This Offering Will Be
           Penny Stock and Subject to Trading Regulations                 44
  Adverse Effect on Any Market for Our
           Shares by Sales of Restricted Shares                           44
  Description of Securities                                               46
  Legal Matters                                                           49
  Experts                                                                 49

                               PROSPECTUS SUMMARY


     We are a new company without significant revenue to date. We are principally retailing a variety of products of others over our internet website www.shopbiz.com. Also, under an exclusive license for use of the website www.denver.theexecutive.com, we propose to provide information of interest to executives in the geographical area of Denver, Colorado.

     We were organized as a corporation under the laws of the State of Colorado on August 20,1998 and we do business under the assumed name: Shopbiz.com. Our executive offices are located at 925 W. Kenyon Drive #15, Englewood, Colorado 80110. We have operating computer facilities located in Denver, Colorado. Our telephone number is: (303) 762-6444.

                         SELECTED FINANCIAL INFORMATION

     Set forth below is selected financial information of our company for the nine months ended December 31, 1999, for the period from August 20, 1998 (inception) through March 31, 1999, for the period from August 20, 1998
(inception) through December 31, 1999 at March 31, 1999 and at December 31, 1999. The selected financial information should be read in conjunction with the financial statements included elsewhere in this prospectus and are qualified in their entirety by reference thereto.

                                              Nine months               August 20, 1998                 August 20, 1998
                                              Ended                     (Inception)                     (Inception)
                                              December 31,              Through                         Through
Operations                                    1999                      March 31, 1999                  December 31, 1999
----------                                    -------------             -----------------               -----------------
                                               (Unaudited)
Net Sales                                     $     15,263                 $       224                    $      15,487
Loss from operations                          $   (222,714)                $   (44,968)                   $    (267,682)
Net Loss per common share                     $      (0.03)                $     (0.02)                        N/A
Average number of common shares
    and common share equivalents
    outstanding                               $  6,920,000                 $ 2,775,000                         N/A

Balance Sheet
-------------
                                      December 31, 1999         March 31, 1999
                                      -----------------         --------------

Total Assets                            $    209,561              $   72,431
Bridge loans                            $    225,000              $     --
Long-term debt                          $      --                 $     --
Total Liabilities                       $    244,618              $    7,989
Stockholders' Equity (Deficit)          $    (35,057)             $   64,442

For the  period  from  August 20,  1998  through  December  31,  1999  MediaComm
Broadcasting Systems, Inc. had not paid any dividends, and there were no long-term obligations at December 31, 1999 or March 31, 1999.




                                  RISK FACTORS

     The shares of common stock we offer by this prospectus involve a high degree of risk. You should purchase these shares only if you can afford to lose the total amount of your purchase. If you are considering a purchase of these shares, you should carefully evaluate the following risk factors and all of the other information in this prospectus, including the financial statements.


o Because We Are a New Company With a Very Brief Operating History We May Not Be Able to Successfully Operate Our Business or Achieve Profitability.

     We have been operating our fully featured shopping service on website shopbiz.com since approximately October 15, 1999. We have, therefore, developed a limited number of sellers, products and purchasers participating in the services we offer on our website. Based upon this brief period of operations we are unable to predict or give any assurance that in the future we can successfully conduct our operation of shopbiz.com and achieve profitability. You should, therefore, carefully consider these circumstances:

     (a) Our activities have been limited to organizing the company, formulating our business plan, financing our operations with borrowed funds, and creating our website, shopbiz.com;
     (b)  We have had insignificant revenues up to the date of this prospectus;
     (c)  Our technology is unproven;
     (d)  We are dependent upon satisfactory performance by our sellers, and
     (e)  We have not yet achieved market acceptance of our services.

o Our Limited Liquidity and Capital Resources May Substantially Restrict Operation of Our Business.

     We have limited capital and are obligated for substantial debt. We have not been able to commit the amount of funds we deem desirable to promote and market our shopping service on shopbiz.com. You should, therefore, carefully consider the following circumstances:

     (a) we are dependent upon the proceeds of this offering to retire debt in the amount of $225,000 plus interest thereon,

     (b) we have budgeted the proceeds of this offering to sustain us as a going concern for only a period of 12 months following completion of this offering,
     (c) following application of the proceeds of this offering it is highly likely that we will require additional capital for (1) marketing of our service on shopbiz.com (2)attracting vendors to offer products on shopbiz.com (3) employment of personnel and outside consultants.
     (d) we can give no assurances that additional capital will be available to us through equity or debt financing or through the highly unlikely source of commercial bank loans.

o There May Be No Market for Shares of Our Common Stock You Purchase in This Offering.

     Prior to this offering there has been no public market for our shares of common stock. We can give no assurance that any public market for our shares will develop in the future.

                           FORWARD LOOKING STATEMENTS


     This prospectus contains forward-looking statements that address our electronic commerce strategy, expansion strategy, the development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development of marketing and distribution alliances, market acceptance of the Internet, technological advancement, and the ability to develop name recognition. These statements may be found in the sections of this prospectus entitled "Risk Factors", "Use of Proceeds", "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed in this prospectus.


     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies does not currently apply to securities offerings by our company.

                                    BUSINESS

Organization and Initial Financing


     Since incorporation, we have been primarily engaged in organizing activities, raising funds, purchasing a personal computer, designing computer software and establishing our website domain, www.shopbiz.com on the Internet.

     Over the period from December 1, 1998 to approximately February 5,
1999, we privately issued a total of 6,000,000 shares of our common stock, as adjusted for a three-for-one forward stock split effective August 4, 1999.

Common Stock Issued at Organization

     The following table sets forth the persons to whom 3,600,000 of those shares were issued:

                                         Number of
                  Name                    Shares              Consideration
                  ----                    ------              -------------

         Don E. Montague                 3,060,000               $25,000
         Steven S. Montague                270,000                 2,205
         Anthony "Anton" Delgado            90,000                   735
         J. D. Kish                         90,000                   735
         World Net Trading, Ltd.            90,000                   735
                                         ---------               -------
                  Totals                 3,600,000 shs           $29,410
                                         ----------              -------

o The shares issued to Steven S. Montague were issued in exchange for service rendered to our company in connection with its organization and his agreement to serve as Vice President of our company. In this transaction, our shares were valued at $.008 per share.

o The shares issued to Anthony "Anton" Delgado were issued in exchange for services to our company in relation to its organization and his agreement to serve as Secretary and Treasurer of our company. The shares issued to Mr. Delgado were valued at $.008 per share.

o The shares issued to J. D. Kish were issued in payment for accounting services rendered by him in connection with our organization. These shares were valued at $.008 per share.

o The shares issued to World Net Trading, Ltd., a corporation controlled by Randall Stevens, were issued in payment for services rendered by Mr. Stevens in preparing a business plan for our company and were valued at $.008 per share.

Common Stock Issued in Private Placement

     The balance of the 6,000,000 shares privately issued, amounting to 2,400,000 shares, were issued pursuant to a private placement offering we conducted over the period from December 1,1998 to approximately February 5, 1999. The 2,400,000 shares were sold for $.0333 per share for a total of $80,000. The following table sets forth the names of the purchasers of the 2,400,000 shares and the number of shares purchased, and the consideration paid for the shares:

                                        Number of
            Name                         Shares                  Consideration
            ----                         ------                  -------------

   World Net Trading, Ltd.              30,000 shs                 $   1,000
   Camille and Michael Snyder           30,000 shs                     1,000
   GJM Trading Partners, Ltd.          150,000 shs                     5,000
   Dr. Andrew M. Georgeson             150,000 shs                     5,000
   Second Chance Investments           600,000 shs                    20,000
   Tradeco, Corp.                      600,000 shs                    20,000
   View Systems, Inc.                  840,000 shs                    28,000
                                     -------------                   -------
            Totals                   2,400,000 shs                   $80,000
                                     -------------                   -------

o World Net Trading, Ltd. is the same corporation that acquired the 90,000 shares listed in the table under the above caption, Common Stock Issued at Organization.

o    Camille Snyder is the daughter and Michael Snyder is the son-in-law of Don
     E. Montague, Chief Executive Officer of Shopbiz.com, and Camille is the sister of Steven S. Montague, President of Shopbiz.com.

o GJM Trading Partners, Ltd. and Second Chance Investments are legal persons controlled by Gary J. McAdam, who, also, controls Summer Breeze, LLC, one of the lenders of the $225,000 of loans to Shopbiz.com discussed below.

o    Dr. Georgeson is a former Vice President and Director of Shopbiz.com.

o Tradeco Corp. is a company controlled by David R. Nemelka who, also, controls David's Odyssey, LLC, one of the lenders of the $225,000 of loans to Shopbiz.com discussed below.

o View Systems, Inc. is a publicly held corporation of which Gunther Than, a director of our company, is the President.

Borrowing of $225,000

     In August and September 1999, and concurrent with our three-for-one forward stock split, we borrowed $225,000. As partial consideration for lending these funds to us, we issued to the six lenders 1,800,000 shares of our common stock and 1,8000,000 Series "A" Warrants to purchase shares of our common stock at $2.00 per share. These loans are payable with interest at 10 percent per annum upon completion of this offering from the proceeds of the offering. If the offering is not completed, the loans are payable with interest in separate portions on August 6, 2000, September 1, 2000 and September 30, 2000.

     If we should default in payment of these loans, the lenders would have the right to convert the amount of the loans and accrued interest into shares of our common stock at the rate of $.10 per share.

     The following table sets forth the identity of each of the lenders, the lender's address, the amount of each loan and the number of shares and warrants issued to each lender.

                                      Amount                 Number of              Number of
         Lenders                      of Loan                Shares                  Warrants
         -------                      -------                ------                  --------
Business Development
  Corporation                         $45,000               360,000 shs              360,000 wts
Attention: Van R. Perkins,
President
340 Sunset Drive, Suite 1203
Ft. Lauderdale, Florida 33301

Mathis Family Partners                  20,000              160,000 shs              160,000 wts
Attn: Earnest Mathis
26 West Dry Creek Circle
 Suite 600
Littleton, Colorado 80120

Earnest Mathis IRA Rollover             25,000              200,000 shs              200,000 wts
(same address as Mathis
Family Partners)

Summer Breeze LLC                       45,000              360,000 shs              360,000 wts
Attention: Gary J. McAdam,
 Manager
14 Red Trail Drive
Highland Ranch, Colorado 80126

David's Odyssey, LLC                    45,000              360,000 shs              360,000 wts
Attention: David R. Nemelka,
Manager
1310 East 1600 South
Mapleton, Utah 84664

David N. Nemelka                        45,000              360,000 shs              360,000 wts
55 West 200 North                    ---------            -------------            -------------
Provo, Utah 84601

Totals                                $225,000            1,800,000 shs            1,800,000 wts
                                     ---------            -------------            -------------

Application of Proceeds from Sale of Shares and Loans

     As of December 31, 1999, the proceeds from the sale of our 6,000,000 shares amounting to $105,000 and the $225,000 of borrowed funds were applied as follows:

       Item                                                     Amount
       ----                                                     ------

  Offering costs                                              $  31,979
  Equipment                                                       2,796
  Software                                                        1,059
  Security deposit                                                   43
  Working capital (1)                                           294,123
                                                              ---------
       Totals                                                 $ 330,000
                                                              =========
---------------

(1) Includes expenditures such as shopbiz.com website development, payroll and general and administrative expense.

Research and Development

Research

     In pursuing our business plan to create our website shopbiz.com, in consultation with Cygen Technologies, Inc., and as of December 31, 1999, we have expended approximately $10,000 in investigating and evaluating the following matters:

o evaluating the technology necessary to present a very large number of products for sale on the website;
o evaluating the type of database that would be required to achieve records of thousands of transactions with sellers, buyers and sales.
o    investigating state-of-the-art technology for website design;
o evaluating the most favorable framework within which to create databases of sellers and buyers, and create pages on our website
o consultations with manufacturers and distributors of products to ascertain their needs in direct marketing of their products to consumers on the Internet;
o investigating the availability of a third person or persons to act for us in establishing our affiliate program;
o evaluation of the services and products offered by existing websites such as: amazon.com, gap.com, ebay.com, landsend.com and many others.

Development

     In consultation with Cygen Technologies, Inc., and as of December 31, 1999, we have expended $98,280 in developing our website shopbiz.com with the features discussed below under the heading The Principal Features of shopbiz.com.

     Of the $98,280 we expended on development of shopbiz.com, approximately $50,000 was paid to our consultant Cygen Technologies, Inc. Also, on October 14, 1999, we issued to Cygen Technologies, Inc., a consultant to our company, an option to purchase 150,000 shares of our common stock at $0.20 per share. The option must be exercised, during the period beginning October 15, 2000 and ending October 15, 2002. This option is separate from, and does not relate to, the shares of common stock reserved under our non-qualified stock option and stock grant plan.

     We propose to expend from approximately $22,000 to $41,000, depending upon the amount of proceeds of this offering we realize, in developing the new features discussed below under the heading Development of Our Website shopbiz.com.


Our Business and the Internet

     The success of our business is primarily dependent upon growth of electronic commerce on the world wide web segment of the Internet, our ability to provide a marketable service on the Internet and our ability to compete with other enterprises using the Internet for commercial purposes.


     The Internet appears to be growing at an unprecedented speed and volume as a global means of communicating and doing business. Although estimates of growth of the Internet vary, they appear to us to be reasonable approximations. For example, International Data Corporation, a division of International Data Group, estimates that the number of Internet users worldwide will grow from approximately 142 million at the end of 1998 to 502 million by the end of 2003, and employing a once per week use of the Internet as a measurement, the Computer Industry Almanac, Inc. estimates that such use will grow from 61 million users in 1996 to 320 million users in 2000 and 720 million users in 2005.


     In particular relation to online commerce on the Internet, it appears that this means of doing business is becoming increasingly accepted. International Data Corporation projects that worldwide Internet commerce will grow from approximately $50 billion in sales of goods and services in 1998 to $1.3 trillion of such sales in 2003. Although this approximation does not identify what portion of the projection represents sales of goods only, we believe the portion of the projection that is composed of sales of goods will be substantial.

     Notwithstanding the recent growth of activity on the Internet generally, its use as a commercial marketplace is still at an early stage of development. Demand and market acceptance for recently introduced products and services such as our website shopbiz.com are uncertain. We cannot predict whether sellers and buyers will be willing to shift their traditional commercial activities to the Internet. The Internet and the World Wide Web in particular may not prove to be a viable commercial marketplace for a number of reasons including:

o    Concerns about security of transactions;
o    Inconsistent and unreliable service;
o    Congestion on the Internet; and
o    Unacceptable cost of high speed access.

    If use of the Internet does not grow and acceptance of it in the marketplace increase, we likely will be unable to develop a commercially viable customer base.

     Although we cannot provide you with our estimate in numerical terms, we believe that the magnitude of use of the Internet, its global scope, the manner of its functioning and its accessibility afford us a reasonable opportunity for marketing of our shopbiz.com website.

Regulation of the Internet

     Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. The European Union has also enacted several directives relating to the Internet, one of which addresses online commerce. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate the Internet. Increased regulation of the Internet may decrease its growth, which may increase the cost of doing business via the Internet, and, otherwise, materially and adversely affect our business, results of operations and financial condition.

     The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to disclose to and notify customers of privacy and security procedures, to obtain consent from customers for certain collection and use of information and to provide users with the ability to access, correct and delete personal information stored by those companies. These proposed regulations may also include enforcement and redress provisions. There can be no assurance that we will adopt policies that conform with any regulations adopted by the Federal Trade Commission. Moreover, even in the absence of those regulations, the Federal Trade Commission has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the practices noted above. We may become subject to a similar investigation or the Federal Trade Commission's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from customers which could have an adverse effect on our ability to provide this information from our data base to advertisers and electronic commerce marketers, including sellers on our website. Any of these developments would materially and adversely affect our business, results of operation and financial condition.

     The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed the right to access their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect United States companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of enterprises such as ours that engage in data collection from users in European Union member countries.

Our Current Business


     We commenced operating a limited version of our website shopbiz.com on March 1, 1999. We commenced operating our fully featured website on October 15, 1999 and are now principally engaged in promoting and developing this fully featured website as a shopping service on the Internet. Essentially, we act as a retailer of products for manufacturers and distributors who want to make sales of their goods over the Internet. However, we do not maintain inventories of the products we sell over shopbiz.com. Purchase orders are filled directly by sellers and shipped by sellers directly to the purchasers at the address given. We do not act for sellers of services.


The Principal Features of Shopbiz.com

Features That Serve Shoppers

o Shoppers who visit our website can search for products by keyword, a brand name and from multiple categories.

o    Some products are classified in more than one category.

o Shoppers can select one type of product that is available from more than one seller.

o Shoppers can purchase one product or multiple products from different sellers in one purchasing transaction-our multiple-vendor "shopping cart" feature.

o Purchases must be made by credit card and upon placing an order by clicking a button the shopper's request is automatically processed over a secure line off the Internet and credit is approved or disapproved within approximately six seconds.


o Following verification by one of our personnel, a shopper's order is automatically transmitted by e-mail to the seller of the product purchased.

o Contemporaneous with placing of the shopper's order with the seller, the purchase is immediately confirmed to the shopper by automatic e-mail.

o Shoppers are automatically informed by e-mail that the product purchased has been shipped and given the relevant details regarding the shipment.

o Only when a product purchased has been shipped is the shopper's purchase transaction closed and the shopper's credit card account charged for the amount of the purchase.

o For purposes of security, personal information supplied by the shopper in a purchase transaction is encrypted.

o Shoppers who elect to do so can participate in a rating system which affords them the opportunity to rate products and review ratings given by other shoppers.

o Shoppers who wish, can participate in a shoppers' service which provides shoppers information by e-mail relating to products they have designated as products in which they have a particular interest.

o Shoppers can submit questions to sellers over shopbiz.com by e-mail directed to our website and sellers can respond by e-mail to shoppers over our website.

Features That Serve Sellers

o Once we have approved a seller the seller can offer products on shopbiz.com free of charge. For many sellers this arrangement is more attractive than incurring the cost of establishing their own individual websites.


o By logging-on to shopbiz.com using a passwordchosen by the sellers, they can upload presentations of their products in the form of images and text, which includes a picture of the product, its description, its price and its brand name.


o Sellers can continually manage their presentation of products for sale on shopbiz.com by editing, amending the content of their presentations and by adding and deleting products all by merely accessing our website.

o Sellers can review orders via our website and communicate with us by e-mail transmitted to our customer service agents at the website.


o Sellers' products are promoted without cost to them by our advertising efforts such as our affiliate program whereby shopbiz.com and the products of our sellers are presented on other websites known as our affiliates.

o We offer sellers the opportunity to participate in co-branding marketing efforts with us where the costs of such marketing are shared.


o Through keywords identifying our sellers' products which are electronically, though not visibly, embedded in our website system are automatically picked up and placed in the databases of those enterprises that search the internet for such information for their particular online marketing efforts.

Our Administration of shopbiz.com


o We operate on shopbiz.com essentially as a retailer of the products of manufacturers and distributors.

o Our compensation for our retail services is fixed by a retail mark-up of products offered on our website in amounts negotiated with each seller which are variable and arrived at in keeping with our needs and those of each individual seller.

o Before admitting a seller to our website we review and approve the seller, the products to be offered for sale and the content of the proposed presentation of those products.

o During regular business hours our personnel monitor activity on our website to insure the efficient operation of the site, including our verification of each purchase made for the purpose of identifying fraudulent transactions, where possible.


o We continually store the relevant information pertaining to each transaction over our website on computer disks and on paper copies as a back-up data source in the event of a disaster which destroys our computer facilities.


Number of Products Offered on shopbiz.com


     Currently we are offering approximately 1,500 products in 80 categories on shopbiz.com. The number of sellers and products and categories that we will offer on our website in the future is uncertain.

Customers of shopbiz.com

     To the date hereof we have had a minimal number of shoppers purchase products on our website. To what extent the number of purchasers on our website will increase in the future is uncertain.

Revenues of shopbiz.com

     To the date hereof our revenues from operation of shopbiz.com have been insignificant. Whether our revenues from operation of shopbiz.com will be significant in the future is uncertain.

Our Internet Portal: denver.theexecutive.com

     We have obtained a license from Information Highway Inc., a Vancouver Canada corporation, to operate the website denver.theexecutive.com and offer its content on the Internet. This website is hosted by Information Highways, Inc. our Internet service provider for this purpose. The content of denver.theexecutive.com is intended to interest an executive or business person in the geographical area of Denver, Colorado pertaining to weather, health, travel, stock quotations and similar information. Our license is for a period of two years from November 23, 1998 and may be extended for successive periods of two years, at our option. Under the terms of the license we were required to pay a set-up fee of $2,500, a monthly maintenance fee of $300, and a technical support fee of $2.00 per user. Because we have not implemented fully our intended use of this license we have incurred no maintenance or user fees. As of the date of this prospectus we have only displayed a banner ad for shopbiz.com on the website denver.theexecutive.com and a banner ad on that website for Image Net, Inc.

     We have entered into an agreement with Internet service provider Image Net, Inc. of Loveland, Colorado whereby Image Net, Inc. will also act as a host for our website denver.theexecutive.com and we will endeavor to obtain subscribers for the Internet access services of Image Net, Inc. Our agreement provides that revenues from subscribers originating on our website denver.theexecutive.com will be shared by Image Net, Inc., Information Highway, Inc., and ourselves in the following manner and proportions:

     We will share equally with Information Highway, Inc. the full amount of each subscription fee for the first month. Thereafter, Image Net, Inc., will receive approximately 77 percent of each fee and we will share the remaining 13 percent of the fee equally with Information Highway, Inc., for every month that a subscription stays in force.

     We propose in the future to promote subscriptions to Image Net, Inc. and to denver.theexecutive.com. However, due to our currently limited personnel and financial resources, we are not actively pursuing this segment of our business and at the date hereof there are no subscriptions for this service and no revenues from this activity. Whether we will generate significant revenue from operation of denver.theexecutive.com in the future is highly uncertain.

     In addition, we have agreed to share equally with Information Highway, Inc. our retail markup on all sales of products occurring on shopbiz.com which have originated from shopbiz.com links on websites of Information Highway, Inc. We have no significant revenue from this arrangement to date.

Our Plan Of Operations

Cash Requirements


     Based upon our cash requirements to date and our planned expenditure of the proceeds of this offering, we believe that we will have sufficient funds to sustain our operations for the 12 months following completion of this offering. However, if unforeseen events require that we raise additional capital during that period we cannot give assurance that we will be able to obtain those funds. We are currently unable to predict to what extent revenues from our operations will satisfy our cash requirement for the next 12 months following completion of this offering.


Development of Our Website shopbiz.com

     Over the 12 months following completion of this offering we will undertake to improve the efficiency of our website in the following particulars:


o    Our Database.

     We intend to update or install new computer software, as in the circumstances appears to us most feasible to operate our data base compilation.

o    Speed in Processes.

     Also, we propose to develop a new version of our software which would enable us to display information in more variable formats at shopbiz.com. These facilities would speed the time it takes to access and present data at our website including a faster and easier procedure for sellers to present products for sale on shopbiz.com


o    New Features.

     In addition to the foregoing, the new features we intend to add to shopbiz.com include the following:

o a telephony service that will enable shoppers who visit shopbiz.com to speak to one of our customer service persons;

o a process that enables the filtering of e-mail by subject matter type which will permit us to better serve our customers;

o a process that will inform customers of the availability on shopbiz.com of products they may wish to purchase based upon their previous purchasing transactions;

o a process that will enable us to license our website to others for their individually operated e-commerce enterprises, and an online chat service that will enable real-time web-based customer service.


Computer Equipment

     Depending upon the results of our operation of shopbiz.com and as our financial resources allow we will either upgrade the computer equipment that we currently have on loan from our consultant, Cygen Technologies, Inc., or we will purchase new computer equipment for our company. The functions of our website which such upgrade or new equipment will serve are:


o    Our capacity to digitally store and access information,

o The developing of uploading of products on our website from external sources such as printed material or information from a separate data source such as a spreadsheet,

o The organization of our marketing materials such as digital pictures, banner advertisements, printed material, marketing procedures and marketing data relevant to buyers and sellers, and


o Our internal back office accounting and accounting for sellers' and buyers' activities on our website.

Marketing shopbiz.com

     Our Proposed Automated Advertising System.

     We are developing a system on our Website which will provide enterprises selling products on shopbiz.com additional procedures to support their marketing efforts on the Internet. Our Automated Advertising System will provide our sellers with these two additional marketing tools:

o Sellers of products on shopbiz.com with merely a click on shopbiz.com will be able to purchase, jointly with us, advertising of their products on the multiple websites at which we will purchase advertising. In this way we hope to expand the exposure of advertising for all of our sellers and for ourselves.

o Sellers can design product promotions such as giveaways and sweepstakes contests, create advertising banners and hyperlinks that with merely a click on our website shopbiz.com will be presented on our web pages.

     Internet Advertising.

     We propose to expend approximately one-half of the proceeds of this offering we have budgeted for marketing of shopbiz.com for advertising on the Internet.

     The advertising on the Internet we propose to undertake consists of the following mediums:

o Banner advertising at our website which consists of a display of our name and logo to a user who visits shopbiz.com

o Display of our banner on other websites by their owners who are known as affiliates,


o    Text linked advertising that links users at other websites to shopbiz.com,

o Keyword advertising that displays a shopbiz.com banner ad when a user performs a search that is relevant to our ad message, and

o Contextual advertising which is the display of our products on the websites of others where the content on those websites has a natural association with our products. This association is known in e-commerce as affinity.


     Our Affiliate Program.

     We currently have approximately 4,000 affiliated websites where our banner and logo are displayed. Our relationship with these affiliates is administered by Commission Junction which has its website at www.cj.com. Our arrangement with Commission Junction provides for a sharing of revenues whereby we pay a fee to Commission Junction and a fee to an affiliate when either a click or an impression occurs on our website or a sale occurs at shopbiz.com and any of which events has originated at the website of the affiliate.

     Our expenditures for these methods of advertising are consequent upon an action initiated by others and we, therefore, classify these methods as indirect advertising.

     Our Direct Purchase of Internet Advertising.

     We propose to directly purchase advertising at multiple websites on the Internet where we expect to achieve exposure of shopbiz.com to thousands of potential customers on the Internet in the following ways:

o    Offering of our products on multiple websites within an auction procedure

o Our purchase of keywords linked to shopbiz.com that are displayed on multiple websites in a contextual setting.

Conventional Advertising

     Approximately one-half of the proceeds of this offering which we have budgeted for marketing of shopbiz.com, we intend to spend on conventional advertising in the mediums of television, radio, newspapers, magazines and outdoors, including banners at stationary locations, and on taxicabs and other public conveyances.

Competition

General

     Competition for customers by manufacturers and distributors of merchandise on the Internet is growing and we expect that it will increase rapidly in the future. While we anticipate that the use of the Internet by consumers as a shopping medium will increase in the future, we expect that competition among individual sellers will become increasingly intense as manufacturers and distributors seek to exploit the Internet as a marketplace. While the number of shopping sites on the web at present is small, relative to the volume of goods and services consumed in traditional markets in the United States and world wide, we believe that commerce in goods on the Internet will increase dramatically in the future.

     We are in competition in e-commerce on the Internet with enterprises that may be identified in four categories as follows:

o call enterprises on the Internet such as America Online and Yahoo.com and others that are referred to as search engines and are our competitors simply because they seek to attract user traffic on the World Wide Web just as we do;
o combinations like: Wal-Mart and America Online, Best Buy and Microsoft, Circuit City and America Online, K-Mart and Yahoo, and Radio Shack and Tandy;
o websites that offer single product lines or brands for sale, such as gap.com, landsend.com, watches.com, bluefly.com, ual.com and many others;
o Shopping malls such as amazon.com, zstores, shopnow.com, StoreRunner.com, buy.com and others.

Methods of Competition Employed by Competitors

     The methods of competition pursued by our competitors include:

o    television commercials
o    radio commercials
o    print advertising in a variety of publications
o    outdoor advertising such as billboards and public transport vehicles
o    alliances with websites of others
o advertising done by the traditional brick and mortar segments of a website enterprise
o affiliate marketing which involves establishing a presence on the websites of other enterprises on the Internet;
o    developing extensive customer services
o concentration on timely and efficient order fulfillment and shipping facilities
o ads in e-mail sent to lists of potential customers in some cases requested by those customers and in other cases not requested by those customers, and
o    banner advertising on large networks like Double.Click.com and Fl
     Cast.com.

Methods of Competition We Pursue

     The methods of competition we pursue and intend to pursue with the proceeds of this offering are:

o    outdoor advertising such as billboards and on public conveyances;
o    television, proposed with a portion of the proceeds of this offering;
o    radio, proposed with a portion of the proceeds of this offering;
o    advertising directly on our website;
o Internet advertising, proposed to be purchased with a portion of the proceeds of this offering;
o affiliate marketing where we pay a commission to other websites that have generated sales click-ons, or impressions on our website;
o transmitting e-mail only to persons requesting the communication rather than indiscriminate transmission of volumes of e-mail;
o targeted marketing to existing customers which includes new products and our recommendations;
o    we are focussing on providing a superior service to customers, and
o we concentrate on fulfilling customers orders as expected and assurances of rapid and satisfactory shipping of products purchased.

Circumstances We Consider Negative and a Competitive Disadvantage to Us

     We consider the following to be negative competitive circumstances:

o the funds we will have available for advertising will be small as compared to funds apparently available to many of our competitors for advertising purposes;

o our small staff employed in formatting of new products for presentation on shopbiz.com and the speed at which formatting is achieved relative to many of our competitors
o a small staff devoted to marketing shopbiz.com to potential sellers of products relative to many of our competitors;
o our inexperience with vendor relationships and co-adventure engagements compared to many of our competitors;
o our limited experience with customer care matters compared with many of our competitors;
o our financial resources will be limited relative to many of our competitors, and will restrict our acceleration of marketing and development of our website shopbiz.com

Positive Circumstances That May Enhance Our Competitive Position

     We consider the following circumstances to be positive factors in our endeavors to meet competition:

o we have established a presence on the websites of some of our competitors including: shopnow.com, StoreRunner.com, Respond.com, amazon.com, My Simon.com, arzoo.com and will pursue this practice in all cases where possible;
o we do not have the costs associated with maintaining inventories as do some of our competitors;
o our affiliate program is competitive because we are able to pay a larger commission to affiliates than many of our competitors;
o    we offer many unique products that cannot be found on other websites;
o    we have the ability to rapidly create marketing programs on our website;
o    we believe we have a growing presence on the Internet;
o we believe the offering of multiple products on our website to afford us a competitive advantage over single products offered on many websites;
o the experience of our management in advertising and marketing generally we believe will enhance our ability to perceive trends in e-commerce and act quickly to secure any potential benefit in these trends;
o we believe the expense of developing our website to be lesser than the similar expense to many of our competitors.

     Notwithstanding any of the foregoing circumstances, we cannot give any assurance that we will be able to successfully meet our competition or that our operations will be profitable.

Trademark

     Our company has reserved its domain on the Internet under the name shopbiz.com. This registration is good for a period of two years and may be renewed by us prior to its expiration. We intend to file for registration of the name shopbiz.com with the United States Patent and Trademark Office in the near future. The process for completing such a registration is lengthy, and can extend to approximately six months. Notwithstanding completion of an application for name registration, there is no assurance that a name will be accepted for registration. Unless and until that registration is complete and we have the protection of Federal trademark statutes, we must rely on court-established legal principles to protect our rights in the name.

     While we intend to pursue all reasonable means to protect our rights in the name shopbiz.com, we do not believe trade name protection to be a critical element for successful operation of our business.

Employees

     The company currently has four employees, including its two executive officers, Messrs. Don E. Montague and Steven S. Montague. In addition to these executives, we employ two individuals whose employment is at our will. One of these persons acts as e-commerce development director whose duties encompass customer services, obtaining sellers and servicing their use of shopbiz.com. The other non-executive employee acts as our marketing director. We have, also, engaged, under contract, an individual whose services are devoted to adding products for sale on shopbiz.com.

     Upon receipt of the proceeds of this offering, we intend to hire additional employees to assist in further development and administration of our websites shopbiz.com and denver.theexecutive.com. However, technically qualified persons are currently in high demand and there is no assurance that such individuals can be obtained on terms acceptable to us. In the event we are unable to obtain qualified individuals to fill such positions, we will continue to rely on third-party contractors. We, also, anticipate retaining a financial officer and additional business development personnel in the future as circumstances and our financial resources permit.

     We, also, have retained the services of third-party contractors to assist in development of our computer software. In addition, we have retained outside legal and accounting services. We believe we have satisfactory relations with our employees and consultants and that such relationships will continue for the foreseeable future.

Facilities

     Our executive and operating offices at 925 W. Kenyon #15, Englewood, Colorado 80110, are occupied under a rental arrangement with our affiliate MediaComm Marketing International, Inc. We exclusively occupy approximately 1,000 square feet and we share secretarial, reception, conference and other common areas with MediaComm Marketing International, Inc. We rent these premises on a month-to-month basis at a cost of $525 per month. We believe these facilities are sufficient for our needs for the foreseeable future.

     Our computer equipment is on loan from Cygen Technologies, Inc., our technical consultant, and is located on the premises of that consultant in Denver, Colorado. For the foreseeable future the loan and use of the computer equipment and premises are without charge to us.

Legal Proceedings

     Neither our company nor any of our properties, nor any of our officers and directors in their capacities as officers, are the subject of any legal proceedings, nor are there any such legal proceedings contemplated to the best of our knowledge and belief.

                                 USE OF PROCEEDS

     The following table sets forth the net proceeds we will receive from this offering after deducting estimated expenses of this offering in the amount of $40,000 and our proposed expenditure of these proceeds.

                              Net Offering Proceeds

Description of Use                 Minimum   Percentage   Maximum    Percentage
------------------                 -------   ----------   -------    ----------

Payment of Loans with
Interest                           $235,000      57%      $235,000       27%

Marketing of shopbiz.com             35,000     8-1/2%     264,000       31%

Computer Equipment                    7,000       2%        20,000        2%

Development of shopbiz.com           17,000       4%        36,000        4%

General and
Administrative expense              114,000      28%       292,000       34%

Working capital                       2,000     1/2%        13,000        2%
                                   --------     ----      --------      ----

         Total Net Proceeds        $410,000     100%      $860,000      100%
                                   --------               --------

o The expenses of this offering are estimated to be $40,000, including legal and accounting fees, blue sky fees of various states, printing, mailing and miscellaneous items. As of December 31, 1999 we had paid $31,979 of these expenses from funds on hand prior to the offering. This $31,979 was accounted for as deferred offering costs on our balance sheet as of December 31, 1999.

o The principal of the loans identified in the above table in the amount of $225,000 together with interest thereon at the rate of 10 percent per annum is due and payable upon completion of this offering and our receipt of the proceeds of the offering. Interest on these loans in the amount of approximately $10,000 has been calculated as of February 2, 2000. The interest due on these loans will necessarily vary and be dependant upon the date the loans and interest are actually paid. Accordingly, the amount shown in the above table will be increased in an amount determined by the exact amount of interest accrued at the date the loans are paid. If the offering is not completed, the loans with interest are payable in the amounts and on the dates specified as follows:

                  Amount                            Date Payable
                  ------                            ------------
         $135,000 with interest             On or before August 6, 2000
           45,000 with interest             On or before September 1, 2000
           45,000 with interest             On or before September 30,2000

o The amounts set forth above are estimates only. Consequently, the actual amounts are likely to vary from that described. To the extent proceeds are inadequate in any area of expenditure, supplemental amounts may be drawn from working capital, if available. Any additional proceeds necessary for operation will be obtained through debt financing or additional equity financing. However, we have no specific plans for future financing and the officers and directors have made no commitment to advance funds to us. Any proceeds not required for one or more of the proposed expenditures listed above we will retain and use as working capital which we will use for one or more of the other purposes specified in the above table as in our discretion will be beneficial to our operations and business. Similarly, because the use of proceeds described in the above table are estimates we have allocated $2,000 and up to $13,000 of the proceeds for working capital to be used for one or more of the other purposes specified when in our discretion we determine that our operations and business will benefit from such expenditure. For example, we may use a portion or all of the amounts allocated to working capital to marketing of our websites.

o Pending utilization, we may make temporary investments of the proceeds in interest bearing certificates, including United States government securities, short-term certificates of deposit, money market funds or other short term interest bearing investments. We do not intend to register as an Investment Company under the Investment Company Act of 1940. Accordingly, any investment by us will be made so as to avoid regulation as an Investment Company.

                                   MANAGEMENT

Officers and Directors

     The following individuals are our officers and directors:

Name                          Age     Position                           Director Since
----                          ---     --------                           --------------

Don E. Montague               59      Chairman of the                    August 20, 1998
                                      Board of Directors
                                      and Chief Executive Officer
Steven S. Montague            31      President and a Director          January 1, 1999
Anthony "Anton" Delgado       48      Secretary Treasurer               August 20, 1999
                                      and a Director
Gunther Than                  52      Director                          January 1, 1999

     Don E. Montague is a "founder" and a "parent" of our company, as defined by rules promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934 as he is the principal person who founded and organized our company.

From inception of our company on August 20, 1998 to February 3, 2000 he acted as President and Chief Executive Officer. On February 4, 2000 he resigned as President and Steven S. Montague was appointed to the office of President of our company.

     Mr. Montague's principal occupation is as Chief Executive officer of MediaComm Marketing International, Inc., a privately held company and an affiliate of our company, a position he has held since his founding of that company in 1989. MediaComm Marketing International, Inc., is engaged in public relations and investor relations services for many business enterprises located in the United States and Canada.

     Prior to founding MediaComm Marketing International, Inc., Mr. Montague was production manager for KCNC Television in Denver, Colorado, when it was an NBC affiliate. As production manager he was responsible for operations, personnel and administration of the production department.

     Although Mr. Montague devotes the substantial part of his time and efforts on behalf of MediaComm Marketing International, Inc., he is able to expend that time and effort on the business of our company as its affairs require.

     Steven S. Montague. Mr. Montague's principal occupation is as President of our company. He was appointed to this position on February 4, 2000. From January 1, 1999 to February 3, 2000 he was Vice President of our company. From approximately October 1994 to February 1996 he was a sales representative and producer of video materials for MediaComm Marketing International, Inc., an affiliate of our company. From February 1996 to September 1997, he was an account executive at Rocky Mountain News, a newspaper of general circulation located in Denver, Colorado. From December 1997 to April 1998, Mr. Montague was an account executive for Microsoft Sidewalk, a company providing Internet marketing solutions for local businesses. From April 1998 to August 1998, he was marketing director for Credit Card Services, Inc., where his principal responsibilities were the development and oversight of all media campaigns and the implementation of a telephone call center.

     Mr. Montague is, also, a principal member and the manager of Shaw Communications, LLC, a privately held company previously engaged in consulting with enterprises operating on the Internet and providing media services to such enterprises. Shaw Communications, LLC, is currently a dormant enterprise.

     Steven S. Montague is the son of Don E. Montague.

     Anthony "Anton" Delgado. Mr. Delgado's principal occupation is as senior producer and art director for MediaComm Marketing International, Inc., a position he has held since inception of that company in 1989. He is responsible for overseeing production of art, graphics and related design products, coordinating and directing in-house studio and remote location production of video presentations for clients of that corporation. In addition, he directs production of promotional pieces, logo development and other print advertising for clients of MediaComm Marketing International, Inc.

     Gunther Than. Mr. Than's principal occupation is as President and Chief Executive Officer of Views Systems, Inc., a publicly held company engaged in developing software for compressing, storing, searching for and transmitting high quality digitized static and cinematic images over the Internet and surveillance systems over the Internet. He has held that position from 1997 to the present time. From 1994 to 1997, Mr. Than was President and a founder of View Technologies, Inc., a privately held company engaged in computer software development and systems integration. From 1990 to 1994, he was an independent consultant with respect to computer software programming.

     Mr. Than is a graduate of the University of Wisconsin with a dual Bachelor's Degree in Engineering Physics and Applied Mathematics. He, also, has completed graduate studies toward a PhD Degree in Mathematics at the University of Wisconsin and completed graduate studies toward an MBA Degree at Marquette University.

     Mr. Than acts as a consultant to our company with respect to Internet technology. To the date hereof Mr. Than has received no compensation for consulting services provided to us. We are unable to estimate the amount of compensation we may pay Mr. Than for consulting services in the future.

Executive Compensation

     The following table sets forth all of the compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to our company:

                                             Summary Compensation Table
                      Annual Compensation                              Long Term Compensation
                      -------------------                              ----------------------
                                                                        Awards          Payouts
Name and
Year                      Salary   Bonus   Other annual      Restricted      Securities         LTIP    All other
Principal                   $        $     compensation     Stock Award $    Underlying       Payouts  compensa-
Position                                                                     Options/SAR          $       tion $
------------------------------------------------------------------------------------------------------------------
                                                                                  #
Don E.            3/31/99  -0-      -0-     -0-               -0-               -0-              -0-      -0-
Montague          3/31/00  -0-      -0-     -0-               -0-               -0-              -0-      -0-
Chief
Executive
Officer

Steven S.         3/31/99  $40,000  -0-     -0-               -0-               -0-              -0-      $ 3,400 (1)
Montague          3/31/00  $50,000  -0-     -0-               -0-             150,000 SHS        -0-      -0-
President                                                                     Common Stock
Anthony "Anton"
Delgado           3/31/99  -0-      -0-     -0-               -0-               -0-              -0-      -0-
Secretary/        3/31/00  -0-      -0-     -0-               -0-               -0-              -0-      -0-
Treasurer

Gunther Than      3/31/99  -0-      -0-    -0-                -0-               -0-              -0-      -0-
Director          3/31/00  -0-      -0-    -0-                -0-             150,000 SHS        -0-      -0-
                                                                               Common Stock

-------------------

(1) In our fiscal year ended March 31, 1999 we paid $3,400 to Shaw Communications, LLC, an affiliate of our company and a company of which Steven S. Montague is a principal member and its manager. This amount has been attributed to Mr. Montague in the above table.

     Steven S. Montague is employed by our company pursuant to a one-year written employment contract effective February 4, 2000. His salary is fixed at $50,000 per annum and he is entitled to participate in employee benefit plans maintained by our company, including insurance, stock option and profit sharing plans. His employment contract is renewable from year-to-year unless terminated by either himself or our company upon not less than 14 days advance written notice.

     We have a written agreement with Mr. Don E. Montague dated February 4, 2000 pursuant to which he has agreed to provide his services to our company as Chief Executive Officer for a period of four months ending June 1, 2000, without salary or other compensation. Previously Mr. Don E. Montague provided his services to our company from its inception to February 3, 2000 without compensation.

     Mr. Delgado, also, performs his duties as Secretary/Treasurer of our company without compensation.

     We have no agreement with either Mr. Don E. Montague or Mr. Delgado for compensating either of them, at any future time, for the services they have contributed or will contribute in their capacities as executive officers of our company. When Mr. Montague's agreement to contribute his services expires on June 1, 2000, we intend to negotiate compensation for his services as Chief Executive Officer of our company commensurate with our financial resources at that time. Commensurate with our financial resources, including revenues from operations and the proceeds of this offering, we propose from time to time, to pay Mr. Delgado consulting fees for art work related to our marketing efforts.

     We have no compensatory plan or arrangement which results or will result from the termination of the employment of any of our executive officers or results from a change-in- control of our company or a change in the responsibilities of any of our executive officers and, because there is no compensatory plan or arrangement no payments will be made by our company to any of our executive officers upon the occurrence of any of those events.

     Our directors are not compensated in their capacities as directors. However, a director is entitled to be reimbursed for travel and other expenses incurred in connection with his attendance at meetings of the board of directors. All of our officers, directors and employees except Don E. Montague are currently entitled to participate in our non-qualified stock option and stock grant plan discussed below.

Indemnification of Directors Officers and Others

     Article 109 of the Colorado Business Corporation Act expressly authorizes a Colorado corporation to indemnify its directors, officers, employees, fiduciaries and agents against claims or liabilities arising out of those persons' conduct in those capacities if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of their company. A corporation may also purchase and maintain liability insurance on behalf of those persons.

     Article IX of our Amended and Restated Articles of Incorporation provides for the indemnification of our directors, officers, employees and agents. We do not maintain any liability insurance on behalf of any such persons.

     Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to our officers and directors pursuant to the foregoing provisions, or otherwise, we are informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Non-qualified Stock Option and Stock Grant Plan

     We have a non-qualified stock option and stock grant plan for the benefit of key personnel and others providing significant services to our company. An aggregate of 3,000,000 shares of our common stock has been reserved for issuance under the plan.

Options Granted to Executives and Directors

     The following table provides relevant information pertaining to all outstanding options granted to our executive officers and directors under the plan:


                               Options/Granted in Current Fiscal Year
                                         (Individual Grants)
----------------------------------------------------------------------------------------------

                              Number of        Percent of            Exercise or   Expiration
                              Securities       Total Options/        base price       Date
     Name                     Underlying       Granted to            ($)
                              Options/         Employees in
                              granted (#)      Fiscal Year
      (a)                         (b)             (c)                   (d)           (e)

Steven S. Montague,           150,000 shs         40%                  $.20         11/30/05
President and Director        common stock                                               (1)

Gunther Than, Director        150,000 shs         40%                  $.20         11/30/05
and Consultant                common stock                                               (1)
----------------------------------------------------------------------------------------------


(1)  The right to exercise these options vests on November 30, 2000.

     The right of Steven S. Montague to exercise his option is subject to his remaining an employee of our company at all times during the option period. Similarly, the right of Mr. Than to exercise his option is subject to his remaining a director and a consultant to our company at all times during the option period.

Options Granted to Non-Executive Employees


     Currently, under the plan, there are options entitling one non-executive employee to purchase 75,000 shares at $0.75 per share. This option is exercisable at $0.75 per share are exercisable during the period beginning October 1, 2000 and continuing until October 1, 2005 in increments of 15,000 shares at October 1 of each year during the period. This option is subject to the employee remaining in the employment of our company at all times during the relevant period.


     At the date of the grant of the options described in the above table, and the grant of the options to the two non-executive employees, there was no market price for the shares of our common stock. The exercise price for each of the options granted we negotiated with each of the persons to whom the options were granted and based upon the determination by our board of directors that such prices were fair in the circumstances.

Administration of the Plan

     The plan is administered by our board of directors, which is empowered to select optionees and recipients of any stock grants, the number of shares and the terms and conditions of any options or grants to key persons as defined in the plan. In determining the value of services rendered to us for purposes of awards under the plan, the board of directors considers, among other things, such person's employment position and relationship with our company, that person's duties and responsibilities, ability, productivity, length of service or association, morale, interest in our company, recommendation by supervisors and the value of comparable services rendered by others in the business community. All options granted pursuant to the plan must be exercisable at a price not less than the fair market value of our shares of common stock on the date of a grant.

Federal Income Taxation Applicable to the Plan

     There is no federal taxable income to an optionee as the result of the grant of a non-qualified stock option unless the exercise price is set at less than fair market value. However, an optionee has income subject to federal taxation upon the exercise of a non-qualified stock option based on the difference between the fair market value of the shares acquired at the time of exercise and the option price. The company is not entitled to a tax deduction upon the grant of a non-qualified stock option, but is entitled to a federal tax deduction upon exercise of an option equivalent to the optionee's income subject to federal income tax.


Transactions with A Related Party: Our Affiliate MediaComm Marketing International, Inc.
---------------------------------------------------------------------


     Our company was founded and organized by Don E. Montague who is President and principal shareholder of the closely held corporation MediaComm Marketing International, Inc. Mr. Montague is the Chief Executive Officer of our company and a principal shareholder who owns 2,060,000 shares of our common stock. Mr. Steve S. Montague, the President of our company and a principal shareholder who owns 1,420,000 shares of our common stock, is also a director of MediaComm Marketing International, Inc. Because MediaComm Marketing International, Inc. and our company can be said to be under the common control of Don E. Montague and Steven S. Montague, our company and MediaComm Marketing International, Inc. are affiliates as that term is defined in Rule 405 promulgated under the Securities Exchange Act of 1934. Our relationship with MediaComm Marketing International, Inc. creates a potential for conflicts of interest which could be resolved on terms unfavorable to our company.

Rental of Office Facilities from MediaComm Marketing International, Inc.

     Our executive and operating offices at 925 W. Kenyon #15, Englewood, Colorado 80110, are occupied under a rental arrangement with our affiliate MediaComm Marketing International, Inc. We exclusively occupy approximately 1,000 square feet and we share secretarial, reception, conference and other common areas with MediaComm Marketing International, Inc. We rent these premises on a month-to-month basis at a cost of $525 per month. As of February 1, 2000 we had paid MediaComm Marketing International, Inc. at total of $7,430 in rental for these premises. We believe our rental payments and facilities are on terms as favorable as we could obtain from non-affiliated persons. We believe these facilities are sufficient for our needs for the foreseeable future.

Purchase of Marketing Services From MediaComm Marketing International, Inc.

     To the date hereof we have engaged MediaComm Marketing International, Inc. for graphic art and design and marketing services for which we have paid it approximately $1,400. These services were provided to us at the cost to MediaComm Marketing International, Inc. Over the twelve months following completion of this offering we propose to obtain similar services from MediaComm Marketing International, Inc., providing such services are provided to us at its cost. Under this condition, we could pay MediaComm Marketing International, Inc. approximately $25,000 for graphic art and design over the twelve months following completion of this offering.

     Also, without additional charge to us, we use office furniture, office equipment and telephone facilities of MediaComm Marketing International, Inc.

     We provide MediaComm Marketing International, Inc. with a high speed Internet connection for which it pays us $70 per month.


                             PRINCIPAL SHAREHOLDERS


     As of the date of this prospectus, there is a total of 7,800,000 shares of our common stock outstanding, the only class of our voting securities currently outstanding. The holders of our common stock are entitled to one vote for each share held by them of record.


     The following table sets forth holdings of our common stock by each person who, as of the date of this prospectus, holders of record or is known by us to own beneficially more than five percent of our voting securities outstanding. In addition, the table sets forth the holdings by all directors and officers of our company individually and as a group. The table includes pro forma the right of two of our directors to acquire a total of 300,000 shares of our common stock at a price of $.20 per share.



Percentage of Voting Securities
                                                                    After          After
                                    Number of       Before          Offering       Offering
Name                                Shares          Offering        Minimum        Maximum
----                                ------          --------        -------        -------

Don E. Montague,                   2,060,000          26%            25%             24%
Chairman of the Board
and Chief Executive Officer

Steven S. Montague,                1,420,000          18%            17%             16%
President and
Director

Anthony "Anton"
Delgado, Secretary                    90,000           1%             1%              1%
and Treasurer and
Director

Gunther Than,                        990,000          12%            12%             11%
Director

Gary J. McAdam                     1,470,000          18%            17%             16%

David R. Nemelka                   1,320,000          16%            15%             15%

Van R. Perkins                       720,000           9%             8%              8%

Earnest Mathis                       720,000           9%             8%              8%

David N. Nemelka                     720,000           9%             8%              8%

All Officers and Directors
as a Group (4 persons)              4,560,000         56%            53%             51%


     The address of Messrs. Don E. Montague, Steven S. Montague, Anthony "Anton" Delgado and Gunther Than is 925 W. Kenyon Avenue #15, Englewood, Colorado 80110.

     The addresses for Gary J. McAdam, David R. Nemelka, Van R. Perkins, Earnest Mathis and David N. Nemelka, are set forth under "Borrowing of $225,000" at page 14 of this prospectus.

     The shares attributed to Steven S. Montague include one million shares he acquired from his father, Don E. Montague, and 150,000 shares he could acquire at $0.20 per share upon exercise of options he holds under our non-qualified stock option and stock grant plan.

     Mr. Than, a director of Shopbiz.com, also acts as a consultant to our company. Of the 990,000 shares that are attributed to Gunther Than in the above table, 840,000 shares are held of record by View Systems, Inc., a public company of which Gunther Than is the President and Chief Executive Officer. Mr. Than holds voting and investment powers over these shares. The remaining 150,000 shares that are attributed to Mr. Than represent shares he could acquire at $0.20 per share upon exercise of options he holds under our non-qualified stock option and stock grant plan.

     Beneficial ownership of the 1,470,000 shares shown in the above table has been attributed to Gary J. McAdam. The record owners of these shares are: Summer Breeze LLC 360,000 shares; Second Chance Investments 600,000 shares; GJM Trading 150,000 shares, all legal persons controlled by Gary J. McAdam. Also, included in the 1,470,000 shares tabulated above, are 360,000 shares which could be acquired by Summer Breeze, LLC upon exercise of 360,000 Series "A" Warrants our company has granted to Summer Breeze, LLC. Mr. McAdam holds voting and investment power over all of these securities.

     Beneficial ownership of the 1,320,000 shares shown in the above table has been attributed to David R. Nemelka. The record owners of these shares are:
David's Odyssey LLC 360,000 shares; Tradeco Corp. 600,000 shares; both legal persons controlled by David R. Nemelka. Also, included in the 1,320,000 shares tabulated above, are 360,000 shares which could be acquired by David's Odyssey, LLC upon exercise of 360,000 Series "A" Warrants our company has granted to David's Odyssey, LLC. He holds voting and investment power over all these securities.

     Beneficial ownership of the 720,000 shares attributed in the above table to Van R. Perkins are held of record by Business Development Corporation, a privately held corporation controlled by Mr. Perkins. Included in these 720,000 shares are 360,000 shares which could be acquired by Business Development Corporation upon exercise of 360,000 Series "A" Warrants our company has granted to Business Development Corporation. He holds voting and investment power over all of these securities.

     Beneficial ownership of the 720,000 shares attributed in the above table to Earnest Mathis are held of record by Earnest Mathis IRA Rollover as to 400,000 shares and by Mathis Family Partners as to 320,000 shares both legal persons controlled by Mr. Mathis. Included in these 720,000 shares are 360,000 shares that could be acquired by Earnest Mathis IRA Rollover upon exercise of Series "A" Warrants as to 200,000 shares our company has granted to Earnest Mathis IRA Rollover and that could be acquired by Mathis Family Partners upon exercise of Series "A" Warrants as to 160,000 shares our company has granted to Mathis Family Partners. Mr. Mathis holds voting and investment power over all of these securities.

     Beneficial ownership of the 720,000 shares attributed in the above table to David N. Nemelka includes 360,000 shares Mr. Nemelka could acquire upon exercise of Series "A" Warrants our company has granted to David N. Nemelka.

Concurrent Offering of Series "A" Warrants by Principal Shareholders

     The registration statement of which this prospectus forms a part also includes a prospectus with respect to the offering by Summer Breeze, LLC, David's Odyssey, LLC, Business Development Corporation, Earnest Mathis IRA Rollover, Mathis Family Partners and David N. Nemelka of their holdings of Series "A" Warrants, amounting in the aggregate to 1,800,000 warrants to purchase 1,800,000 shares of common stock of our company and the shares of common stock underlying these warrants. These securities may be sold in the open market, in privately negotiated transactions, or otherwise directly by the holders thereof. The Series "A" Warrants were issued as partial consideration for loans by the selling stockholders to Shopbiz.com in the aggregate amount of $225,000. We will not receive any proceeds from the sale of any of the selling securities holders' warrants or shares of common stock. Sales of these securities or the prevailing perception that these securities are being offered for sale could have a materially adverse effect on the market price in any market that may exist for the shares offered hereby.

Changes In Control

     We know of no arrangement, including the pledge by any person of our securities, which may at a subsequent date result in a change of control of our company.

                    SUBSCRIPTION AND PLAN OF DISTRIBUTION

The Offering


     We are making this offering on a 450,000 shares minimum "all or none", 900,000 shares maximum basis at an offering price of $1.00 per share. The minimum number of shares one may purchase is 1000. This offering is not underwritten. No one has made a commitment to purchase any of the shares offered hereby. Steven S. Montague, our President will sell the shares offered without any commission or compensation to him for that service. In addition, our Chief Executive Officer, Don E. Montague, will participate in the offering of our shares to the limited extent allowed by Rule 3a4-1(a)(4)(iii) of the Securities and Exchange Commission. Don E. Montague, also, will provide those services without commission or other compensation to him.


     We will inform possible investors that our company is conducting a public offering of a minimum of 450,000 shares and up to a maximum of 900,000 shares and provide those possible investors with a procedure for advising us that they wish a prospectus. If so advised, we will make an offer to sell our shares to those persons by furnishing the prospectus requested. We anticipate making some sales of the shares to clients and subscribers of Mediacomm Marketing International, Inc., our affiliate, and some sales to other persons who have expressed an interest in our company in the states of Colorado, New York, New Jersey and the District of Columbia. We may qualify our shares for sale in other states. We are not obligated to sell shares to any person.

The Offering Period

     We are making this offering for a period of 60 days beginning with the date of this prospectus and ending _____ __, 2000. Provided, however, we may, in our discretion, extend this offering period for as much as 60 additional days ending on _____ __, 2000.

Escrow of Minimum Proceeds

     All proceeds from subscriptions with respect to the first 450,000 shares will be deposited promptly with US Bank National Association, Denver, Colorado, escrow agent for this offering pursuant to the terms of an escrow agreement. All of the proceeds of this offering, up to $450,000, will be deposited in the escrow account no later than three business days next following receipt by us. In the event that 450,000 shares are not sold, on or before *,2000, subject to an additional period not to exceed sixty days, all funds will be refunded promptly to subscribers in full without deduction therefrom or interest thereon. If the minimum proceeds are received before expiration of the offering periods, these proceeds will be immediately disbursed to us. Following our receipt of the proceeds from sale of the 450,000 shares minimum, the proceeds from additional sales of our shares will not be deposited in escrow. The proceeds from these additional sales of our shares up to the maximum of 900,000 shares will be directly deposited to our corporate bank account. While the offering period is open or any extension thereof, no subscriber will be entitled to a refund of any subscription. We reserve the right to accept or reject any subscription, in whole or in part.

No Assurance That Minimum Proceeds Will Be Received

     Because this offering is not being underwritten, we can give no assurances that the 450,000 minimum number of shares will be sold or that, if the minimum number of shares are sold, a significant number of shares over the minimum number will be sold. Accordingly, there is a risk that insufficient proceeds will be received for us to undertake our business as proposed.

Purchase of Shares by Officers, Directors and Present Shareholders

     Our officers, directors, present shareholders and persons associated with them, may purchase some of the shares offered hereby. However, officers, directors, present shareholders and their associates will not be permitted to purchase more than twenty percent of the shares to be sold hereunder and those shares will be held by those persons for investment and not for distribution. To the extent that those persons acquire shares in the offering, the number of shares required to be purchased by new investors to reach the minimum will be reduced by a like amount. Any of these sales will be made on the same terms and conditions as sales made to other purchasers. No proceeds from this offering will be used to finance any purchases of shares by officers, directors, present shareholders or their associates.

The Arbitrary Pricing of Our Shares


     The offering price of our shares of common stock was determined arbitrarily by us. Accordingly, the offering price for the shares should not be understood as an indication of the value of these shares. There is, therefore, the risk that you will be unable to resell any of these shares you purchase for an amount equal to or more than the offering price. The offering price of the shares bears no necessary relationship to our assets, book value, lack of earnings, net worth or other recognized criterion of value.


     In as much as we have not retained an underwriter or broker/dealer to assist in this offering, the offering price has not been arrived at through a process of arms-length negotiation. Accordingly, new investors are exposed to a risk disproportionate to that of existing shareholders attendant to the fact that the offering price was arrived at arbitrarily, rather than by arms-length bargaining.

Delivery of Common Stock

     We intend to timely issue certificates for the shares after completion of the offering and to forthwith mail such certificates directly to investors at their addresses as set forth in their subscription agreements.

                        DILUTION AND RELATIVE INVESTMENTS

Book Value of Our Shares

     As of June 30, 1999, there were 2,000,000 shares of our common stock outstanding. This number of shares was increased to 6,000,000 as a result of a three for one stock split effective August 4, 1999. Subsequently, in August and September 1999, the total number of our outstanding shares of common stock was increased to 7,800,000 by the issue of 1,800,000 shares to the persons who loaned us $225,000.

     The financial statements of our company as of December 31, 1999, show a net tangible book value of ($145,406) or ($0.018642) per share of common stock calculated on the basis of 7,800,000 shares outstanding as of that date.

     The information presented in the following two tables is based upon 7,800,000 shares of our common stock outstanding having a net tangible book value of ($0.018642) per share as of December 31, 1999.

Dilution

     The term dilution as used in this offering means the reduction in value which occurs as a result of the purchase of one share of our common stock for $1.00 which at the time of completion of the offering will have a net tangible book value ranging from $0.0359 to $0.0858 per share depending upon the exact number of shares sold in the offering.

Dilution to Investors in This Offering

Minimum 450,000 Shares Sold
Offering price per share                                                  $1.00
         Net tangible book value per share
            prior to the offering                             $(0.0186)
         Increase in net tangible book value
            per share after offering
            attributable to new investors                     $ 0.0545
                                                              --------

         Net tangible book value per share after offering               $0.0359
                                                                        -------

Dilution per share to new investors                                     $0.9640
                                                                        -------

Maximum 900,000 Shares Sold

Offering price per share                                                  $1.00
         Net tangible book value per share
           prior to the offering                              $(0.0186)
         Increase in net tangible book value
           per share after offering
           attributable to new investors                      $ 0.1044
                                                              --------
         Net tangible book value per share after the offering           $0.0858
                                                                        -------

Dilution per share to new investors                                     $0.9141
                                                                        -------
                                       41

Relative Investments

                                                                                               Average
                                     Shares Purchased             Total Consideration          Price per
                                    Number      Percent           Amount       Percent          Share
                                    ------      -------           ------       -------          -----

Minimum 450,000 Shares Sold

 Existing Shareholders               7,800,000    94.5%           $109,410       19.56%         $.014
 New Investors                         450,000     5.5%           $450,000       80.44%         $1.00
                                    ----------    ----            --------       ------
         Totals                      8,250,000     100%           $559,410         100%

Maximum 900,000 Shares Sold

 Existing Shareholders               7,800,000      90%           $109,410       10.84%         $.014
 New Investors                         900,000      10%           $900,000       89.16%         $1.00
                                    ----------    ----          ----------       ------
         Totals                      8,700,000     100%         $1,009,410         100%
                                    ----------                  ----------


     Because the greater portion of our required funds will be provided by new investors in this offering, they will suffer a financial loss disproportionate to that of the existing share holders in the event that our company is unsuccessful.


          ANY SHARES PURCHASED IN THIS OFFERING WILL BE PENNY STOCK AND
                         SUBJECT TO TRADING REGULATIONS

Penny Stock

     Regulations of the Securities and Exchange Commission define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Initially our stock will be a penny stock. We cannot assure you that our shares will ever qualify for exemption from these definitions. Being subject to the penny stock rules, the liquidity in any market that may develop for our shares could be adversely affected.

Suitability Standards

     Because shares purchased in this offering will be penny stock, in any public market that may develop those shares initially will be subject to Rule 15g-9 under the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker/dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may affect the ability of broker/dealers to sell our shares and may affect the ability of shareholders to sell our shares in any trading market that may develop.


                   ADVERSE EFFECT ON ANY MARKET FOR OUR SHARES
                          BY SALES OF RESTRICTED SHARES

     Upon sale of the maximum of 900,000 shares offered by this prospectus, and assuming no further issue of our shares of common stock by exercise of outstanding options and warrants to acquire our shares, there will be 8,700,000 of our shares outstanding. Of these 8,700,000 shares only the shares issued in this offering will be freely resaleable without restrictions in accordance with the Securities Act of 1933 in any public market that may develop. However, such resales may be limited by the laws of certain states where the holders of such shares propose to make sales of their shares. Also, however, affiliates of our company, who are persons that control our company, are controlled by our company, or under the common control of our company, who purchase shares in this offering will be subject to certain conditions and limitations on a resale of those shares imposed by Rule 144 of the Securities and Exchange Commission.

     The remaining balance of 7,800,000 shares of our outstanding common stock are restricted securities which means that these shares cannot be resold without registration under the Securities Act of 1933 or unless there is an exemption from registration available. Rule 144 could provide an exemption from registration as to these 7,800,000 shares. However, under Rule 144 conditions and limitations on a resale of restricted securities are imposed. In order for Rule 144 to be available to the holders of restricted securities, it is a condition that adequate current information regarding the issuer of the restricted securities is available to the public. We will provide that kind of information in reports we will be required to file with the Securities and Exchange Commission following our completion of this offering.

     Providing that appropriate current information is available to the public, any person, including affiliates, or persons who act in concert, who has fully paid for restricted securities and beneficially owned them for at least one year, may resell limited amounts of those restricted securities in successive three-month periods without registration under the Securities Act of 1933.

     The limitation on the amounts of restricted securities which may be resold are:

o    one percent of the total outstanding securities of the same class or
o the average weekly trading volume of securities of the same class for the four weeks immediately preceding the date notice of the proposed sale is filed with the Securities and Exchange Commission or the sale is made to a market maker in the securities of the same class.

     Also, sales of restricted securities under Rule 144, must be made in normal brokerage transactions where no more than the usual and customary commission is paid.

     In cases where the restricted securities have been held by a person who is not an affiliate of the issuer of the securities for a period of at least two years, those restricted securities may be sold under Rule 144 without limitation on the number of those securities to be sold. None of our shares of common stock has been held by anyone for as long as two years.

     Also, under Rule 701 of the Securities and Exchange Commission securities issued without registration under the Securities Act of 1933 pursuant to compensatory stock based plans such as our non-qualified stock option and stock grant plan may be sold under Rule 144. None of our current outstanding shares of common stock has been issued under Rule 701.

     The following schedule sets forth the number of restricted shares of our company, and the percentage of a total of 8,700,0900 shares outstanding, which could be sold pursuant to Rule 144 into any public market that may exist and the dates when resales of these shares could commence:

                                     Percentage of
             Number of Shares        Total                  Date when Resales
             Outstanding             Outstanding            Could Commence
             -----------             -----------            --------------


             6,000,000 shs.             69%                  July 1, 2000 (1)
             1,080,000 shs.             12%                  August 6, 2000
               360,000 shs.              4%                  September 1, 2000
               360,000 shs.              4%                  September 30, 2000
             -------------             ----
Totals       7,800,000 shs.             89%
             -------------             ----


--------

(1) Ninety days following the effective date of the registration statement of which this prospectus is a part.

     We are unable to predict when any of our restricted securities will be placed for sale in any public market that may develop or to estimate the number of our restricted securities that may be sold in any public market. However, resales of substantial amounts of restricted shares of our common stock under Rule 144 or the perception that such sales could occur could adversely effect the market price of our shares in any public market that may exist.

                            DESCRIPTION OF SECURITIES

Authorized Capital

     Our authorized capital consists of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The following description of our securities is qualified in its entirety by reference to our Articles of Incorporation, a copy of which is available upon request of us.

     Each share of our common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. Our Articles of Incorporation prohibit cumulative voting for the election of directors. In the event of liquidation, dissolution or winding up of our company, holders of shares of common stock will be entitled to receive, on a pro rata basis, all assets of our company remaining after satisfaction of all liabilities and all liquidation preferences, if any, which may have been granted to holders of our preferred stock.

     All of our currently issued and outstanding shares of common stock are fully paid and non-assessable and are not subject to any future call. Similarly, when shares of this offering are paid for according to the terms of the offering, they will be fully paid and non-assessable and will not be subject to any future call. At the date of this prospectus there are 19 record holders of shares of our common stock.

Preferred Stock

     Our Articles of Incorporation authorize the board of directors to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, o the number of shares to constitute such series and the distinctive designations thereof;

o the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue,
o whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
o the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;
o sinking funds or other provisions, if any, for redemption or purchase of preferred stock;
o the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and
o the effect upon the preferred stock of any merger, combination, sale of substantially all of the assets of our company or re-classification of shares of our company;
o    arrears in the payment of dividends;
o    voting rights, and,
o    other rights and obligations our board of directors may provide, if any.

Warrants

     We have issued 1,800,000 Series "A" Warrants to purchase shares of our common stock. The exercise price of the warrants is $2.00 per share, subject to adjustment in the circumstances discussed below. Each warrant entitles the holder to purchase one share of common stock at the exercise price at any time during the applicable exercise period. The number of shares purchasable upon exercise of the warrants and the exercise periods are set forth in the following table:


      Number of Shares                     Exercise Period
      Purchasable               Beginning                     Ending
      -----------               ---------                     ------

     1,080,000 shs             August 6, 2000                August 6, 2005
       360,000 shs             September 1, 2000             September 1, 2005
       360,000 shs             September 30, 2000            September 30, 2005

     The registration statement of which this prospectus forms a part includes a concurrent offering of the 1,800,000 Series "A" Warrants, and the shares underlying the warrants. If the registration statement covering the warrants and the underlying shares does not remain effective during the period in which the warrants may be exercised by the current holders of the warrants, the warrants are convertible, only by those holders, into shares of the common stock of Shopbiz.com. The number of shares into which the warrants could be converted would be determined by dividing (a) the aggregate fair market value of the shares of the common stock issuable upon exercise of the warrant minus the aggregate warrant price of such shares by (b) the fair market value of one share.

     The Series "A" Warrants are not convertible into shares of common stock by transferees of the current holders of the warrants.

     The Series "A" Warrants are not cancellable or redeemable by our company.

     The Series "A" Warrants do not confer upon the holder any voting or preemptive rights, or any other rights of a stockholder of our company.

     The Series "A" Warrant exercise price and the number of shares of common stock to be obtained upon exercise of the warrants are subject to adjustment in the event of a stock split or, dividend on, or a subdivision, combination, or recapitalization of the common stock, or the sale of substantially all the assets of our company, or a merger or consolidation of our company into another corporation or other business entity where our company is not the surviving corporation.

     The Series "A" Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices, with the subscription form furnished with the warrant certificate filled out and executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.

Reports to Shareholders

     Our fiscal year ends March 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. Following the completion of this offering of our shares, we will be required to file certain periodic reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the public reference room of the Securities and Exchange Commission in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the Securities and Exchange Commission at Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information relating to the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public on the Securities and Exchange Commission Internet site at http:\\www.sec.gov.

Transfer Agent

     We have appointed Interwest Transfer, Inc. as transfer agent for our common stock. Its address and telephone number are 1981 East Murray-Holladay Blvd, Holladay, Utah 84117 (801) 272-9294.

Dividends

     We have paid no dividend on our shares of common stock since inception and no dividends on our shares of common stock are contemplated in the foreseeable future. Any earnings of our company will be reinvested in our business for the foreseeable future.

                                  LEGAL MATTERS

     The legality of the securities of Shopbiz.com offered hereby will be passed on for Shopbiz.com by Ronald N. Vance P.C., 57 West 200 South, Suite 310, Salt Lake City, UT 84101.

                                     EXPERTS


     Our financial statements for the period from inception (August 20, 1998) to March 31, 1999, included in this prospectus have been examined by Cordovano and Harvey, P.C. Certified Public Accountants. The financial statements examined by these Certified Public Accountants have been included in reliance upon their audit report.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                         (A Development Stage Company)
                          Index to Financial Statements

                                                                            Page
                                                                            ----
Independent auditors' report...............................................  F-2

Balance sheets, December 31, 1999 (unaudited) and March 31, 1999...........  F-3

Statements of operations, for the nine months ended
     December 31, 1999 (unaudited) from August 20, 1998
     (inception) through March 31, 1999, and from August 20, 1998
     (inception) through December 31, 1999 (unaudited).....................  F-4

Statement of shareholders' equity, from August 20, 1998 (inception)
     through December 31, 1999 (unaudited).................................  F-5

Statements of cash flows, for the nine months ended
     December 31, 1999 (unaudited), from August 20, 1998
     (inception) through March 31, 1999, and from August 20, 1998
     (inception) through December 31, 1999 (unaudited).....................  F-6

Notes to financial statements..............................................  F-7

To the Board of Directors and Shareholders
Mediacomm Broadcasting Systems, Inc.



                          Independent Auditors' Report


We have audited the balance sheet of Mediacomm Broadcasting Systems, Inc. as of March 31, 1999, and the related statements of operations, shareholders' equity and cash flows for the period from August 20, 1998 (inception) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mediacomm Broadcasting Systems, Inc. as of March 31, 1999, and the related statements of operations and cash flows for the period from August 20, 1998 (inception) through March 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has a limited operating history, limited capital and working capital, an unproven business concept, and unproven technology at March 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
June 2, 1999


                              MEDIACOMM BROADCASTING SYSTEMS, INC.
                                  (A Development Stage Company)
                                         BALANCE SHEETS

                                                                          December 31,   March 31,
                                                                              1999          1999
                                                                            ---------    ---------
                                                                           (unaudited)
                                             ASSETS
      Cash ..............................................................   $  95,526    $  60,235
      Accounts receivable-trade .........................................         665         --
      Equipment, net of accumulated depreciation of $703
        (unaudited), and $169, respectively .............................       2,093        1,948
      Software, net of accumulated depreciation of $174
        (unaudited), and $-0-, respectively .............................         885         --
      Security deposit ..................................................          43          500
      Debt issue costs, net of accumulated amortization of
         $40,430, (unaudited) and -0-, respectively (Note G) ............      78,370         --
      Deferred offering costs ...........................................      31,979        9,748
                                                                            ---------    ---------
                                                                            $ 209,561    $  72,431
                                                                            =========    =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

LIABILITIES
      Accounts payable, trade ...........................................   $  10,405    $      86
      Accrued payroll taxes payable .....................................          56          655
      Advances payable, related party (Note B) ..........................       1,500         --
      Other  current accrued liabilities ................................       7,657        7,248
      Bridge loans (Note G) .............................................     225,000         --
                                                                            ---------    ---------
                                                        TOTAL LIABILITIES     244,618        7,989
                                                                            ---------    ---------


SHAREHOLDERS' EQUITY (DEFICIT) (Note D)
      Preferred stock, no par value, 5,000,000 shares authorized,
        -0-, and -0- shares issued and outstanding, respectively ........        --           --
      Common stock, no par value, 50,000,000 shares authorized,
        7,800,000 (unaudited), and 6,000,000 (restated) shares
         issued and outstanding, respectively ...........................     168,810      109,410
      Outstanding common stock options and warrants .....................      79,800         --
      Deferred compensation .............................................     (15,985)        --
      Deficit accumulated during the development stage ..................    (267,682)     (44,968)
                                                                            ---------    ---------
                                     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)     (35,057)      64,442
                                                                            ---------    ---------
                                                                            $ 209,561    $  72,431
                                                                            =========    =========


                         See accompanying notes to financial statements

                                              F-3

                                    MEDIACOMM BROADCASTING SYSTEMS, INC.
                                        (A Development Stage Company)
                                          STATEMENTS OF OPERATIONS

                                                                               August 20, 1998    August 20, 1998
                                                              Nine Months        (inception)        (inception)
                                                                 Ended             through            through
                                                              December 31,        March 31,         December 31,
                                                                  1999              1999                1999
                                                              -----------        -----------        -----------
                                                              (unaudited)                           (unaudited)

NET SALES AND GROSS REVENUE ..................................$    15,263        $       224        $    15,487
                                                              -----------        -----------        -----------

COSTS AND EXPENSES
     Cost applicable to net sales and gross revenue ..........      9,158                134              9,292
     Stock-based compensation (Note D) .......................      4,415               --                4,415
     Software development ....................................     76,523             21,757             98,280
     Payroll leasing service .................................     40,797               --               40,797
     Interest Expense ........................................     48,087               --               48,087
     Advertising .............................................     18,305               --               18,305
     Salaries ................................................     13,333               --               13,333
     License fees (Note E) ...................................      2,631              1,250              3,881
     General and administrative ..............................     19,923             17,076             36,999
     General and administrative, related parties (Note B) ....      4,805              4,975              9,780
                                                              -----------        -----------        -----------
                                                                  237,977             45,192            283,169
                                                              -----------        -----------        -----------

                                     LOSS BEFORE INCOME TAXES    (222,714)           (44,968)          (267,682)

INCOME TAX BENEFIT (EXPENSE) (Note C)
     Current .................................................     89,960              9,138            108,801
     Deferred ................................................    (89,960)            (9,138)          (108,801)
                                                              -----------        -----------        -----------
                                                     NET LOSS $  (222,714)       $   (44,968)       $  (267,682)
                                                              ===========        ===========        ===========


Loss per common share ........................................$     (0.03)       $     (0.02)
                                                              ===========        ===========

Basic weighted average common shares outstanding .............  6,920,000 *        2,775,000
                                                              ===========        ===========




*    Restated (See Note F)






                               See accompanying notes to financial statements

                                                    F-4

                                    MEDIACOMM BROADCASTING SYSTEMS, INC.
                                        (A Development Stage Company)
                                STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                   Preferred Stock            Common Stock
                                                                ---------------------    ----------------------
                                                                  Shares     Amount       Shares        Amount
                                                                ---------   ---------    ---------    ---------
Balance, August 20, 1998, (Inception) .......................        --     $    --           --      $    --

December 1, 1998, sale of common stock ......................        --          --      3,060,000*      25,000

December 22, 1998, issuance of common stock in
exchange for services .......................................        --          --        540,000*       4,410

December 22, 1998, sale of  common stock ....................        --          --        750,000*      25,000

December 31, 1998, sale of common stock .....................        --          --        750,000*      25,000

February 17, 1999, sale of common stock .....................        --          --        900,000*      30,000

Net loss for the period .....................................        --          --           --           --
                                                                ---------   ---------    ---------    ---------
                                      BALANCE, MARCH 31, 1999        --          --      6,000,000*     109,410

August 6, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --      1,080,000       35,640

August 6, 1999, issuance of 1,080,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....        --          --           --           --

September 1, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --        360,000       11,880

September 1, 1999, issuance of 360,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....        --          --           --           --

September 30, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --        360,000       11,880

September 30, 1999, issuance of 360,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....        --          --           --           --

October 14, 1999, issuance of 150,000
   common stock options (unaudited) .........................        --          --           --           --

Deferred compensation .......................................        --          --           --           --

Net loss for the period (unaudited) .........................        --          --           --           --
                                                                ---------   ---------    ---------    ---------
                       BALANCE, DECEMBER 31, 1999 (UNAUDITED)        --     $    --      7,800,000*   $ 168,810
                                                                =========   =========    =========    =========

*    Restated (See Note F)


Table continues on next page.

                                 See accompanying notes to financial statements

                                                     F-5

                                   MEDIACOMM BROADCASTING SYSTEMS, INC.
                                        (A Development Stage Company)
                                STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                                 (Continued)


                                                               Outstanding                Deficit
                                                                  Common                Accumulated     Total
                                                                  Stock                 During the   Shareholders'
                                                                 Options     Deferred   Development     Equity
                                                              and Warrants Compensation    Stage      (deficit)
                                                              ------------ ------------  ---------    ---------

Balance, August 20, 1998, (Inception) .......................   $    --     $    --      $    --      $    --

December 1, 1998, sale of common stock ......................        --          --           --         25,000

December 22, 1998, issuance of common stock in
exchange for services .......................................        --          --           --          4,410

December 22, 1998, sale of  common stock ....................        --          --           --         25,000

December 31, 1998, sale of common stock .....................        --          --           --         25,000

February 17, 1999, sale of common stock .....................        --          --           --         30,000

Net loss for the period .....................................        --          --        (44,968)     (44,968)
                                                                ---------   ---------    ---------    ---------
                                      BALANCE, MARCH 31, 1999        --          --        (44,968)      64,442

August 6, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --           --         35,640

August 6, 1999, issuance of 1,080,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....      35,640        --           --         35,640

September 1, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --           --         11,880

September 1, 1999, issuance of 360,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....      11,880        --           --         11,880

September 30, 1999, issuance of common
   stock in exchange for finance charges
   valued at $.033 per share (unaudited) ....................        --          --           --         11,880

September 30, 1999, issuance of 360,000
   common stock warrants in exchange for
   finance charges valued at $.033 per share (unaudited) ....      11,880        --           --         11,880

October 14, 1999, issuance of 150,000
   common stock options (unaudited) .........................      20,400        --           --         20,400

Deferred compensation .......................................        --       (15,985)        --        (15,985)

Net loss for the period (unaudited) .........................        --                   (222,714)    (222,714)
                                                                ---------   ---------    ---------    ---------
                       BALANCE, DECEMBER 31, 1999 (UNAUDITED)   $  79,800   $ (15,985)   $(267,682)   $ (35,057)
                                                                =========   =========    =========    =========


*    Restated (See Note F)


                               See accompanying notes to financial statements

                                                   F-5(a)

                              MEDIACOMM BROADCASTING SYSTEMS, INC.
                                  (A Development Stage Company)
                                    STATEMENTS OF CASH FLOWS

                                                                             August 20,    August 20,
                                                                                1998         1998
                                                               Nine Months   (inception)  (inception)
                                                                  Ended        through      through
                                                               December 31,   March 31,   December 31,
                                                                   1999          1999        1999
                                                                ---------    ---------    ---------
 OPERATING ACTIVITIES                                          (unaudited)                (unaudited)

   Net loss .................................................   $(222,714)   $ (44,968)   $(267,682)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization .........................      41,138          169       41,307
      Outstanding options and warrants ......................      79,800         --         79,800
      Deferred compensation .................................     (15,985)        --        (15,985)
      Stock issued in exchange for services .................        --          4,410        4,410
                                                                ---------    ---------    ---------
                                                                 (117,761)     (40,389)    (158,150)
   Changes in current assets and liabilities:
      Security deposit ......................................         457         (500)         (43)
      Accounts receivable and prepaid expenses ..............     (60,065)        --        (60,065)
      Accounts payable and accrued expenses .................      10,129        7,989       18,118
                                                                ---------    ---------    ---------
                                           NET CASH (USED IN)
                                         OPERATING ACTIVITIES    (167,240)     (32,900)    (200,140)
                                                                ---------    ---------    ---------

 INVESTING ACTIVITIES
   Cash paid for equipment ..................................      (1,738)      (2,117)      (3,855)
                                                                ---------    ---------    ---------
                                           NET CASH (USED IN)
                                         INVESTING ACTIVITIES      (1,738)      (2,117)      (3,855)
                                                                ---------    ---------    ---------

 FINANCING ACTIVITIES
   Sale of common stock .....................................        --        105,000      105,000
   Offering costs deferred ..................................     (22,231)      (9,748)     (31,979)
   Proceeds from loans and advances .........................     226,500         --        226,500
                                                                ---------    ---------    ---------
                                         NET CASH PROVIDED BY
                                         FINANCING ACTIVITIES     204,269       95,252      299,521
                                                                ---------    ---------    ---------

Net change in cash ..........................................      35,291       60,235       95,526

Cash, beginning of period ...................................      60,235         --           --
                                                                ---------    ---------    ---------

                                          CASH, END OF PERIOD   $  95,526    $  60,235    $  95,526
                                                                =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest ..............................................   $    --      $    --      $    --
                                                                =========    =========    =========
      Income taxes ..........................................   $    --      $    --      $    --
                                                                =========    =========    =========

Non-cash financing activities:
   1,800,000 shares of common stock issued
      in exchange for debt issue costs ......................   $  59,400    $    --      $  59,400
                                                                =========    =========    =========

   Deferred compensation ....................................   $  15,985    $    --      $  15,985



                         See accompanying notes to financial statements

                                               F-6

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of operations and liquidity

Mediacomm Broadcasting Systems, Inc. (the "Company") was incorporated in Colorado on August 20, 1998. The Company is a development stage enterprise that plans to develop and operate a number of Internet-based information and commerce solutions and to provide data storage and retrieval services. In addition, the Company has acquired an exclusive license to use content applicable to the Denver area for which it intends to establish an Internet portal.

The Company has devoted substantially all of its efforts since inception to the research and development of its web site address shopbiz.com and related matters and to raising capital and organization matters. The Company plans to finance its activities through an offering of 900,000 shares of its common stock at a price of $1.00 per share. See Note D - Shareholders' Equity

The Company's financial statements are prepared in accordance with Statement of Financial Accounting Standards No. 7 "Accounting for Development Stage Enterprises".

The Company is in the early period of its development embarking on a new venture. To date, the Company's product sales and service revenues have been insignificant. The Company has limited capital, is dependent upon the proceeds of its proposed initial public offering (See Note D), and achieving profitable operations. The Company's business plan is based upon the limited experience of certain other Internet companies. The Company's technology is unproven and will take additional resources to perfect. The success of the Company's shopbiz.com web site is dependent on attracting and retaining qualified suppliers. The Company has not gained market acceptance for any of its products and there can be no assurance that the Company will be able to gain such acceptance in the future, that future sales and revenues will be significant, that any sales will be profitable, or that the Company will have sufficient funds available to research and develop its proposed products and services. The likelihood of the success of the Company will depend upon its ability to raise sufficient capital to overcome the problems, expenses and delays frequently encountered in the operation of a new business and the competitive environment in which it will be operating. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

In order for the Company to complete implementation of its business plan and fund anticipated growth, the Company will require financing from outside sources. Management believes that the Company is not a viable candidate for commercial bank debt financing due to its lack of operating history and limited amount of tangible assets. To meet future needs, management contemplates an initial public offering of the Company's stock.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Management of the Company has budgeted the use of proceeds from its proposed IPO for a period of approximately twelve months. However, no definitive arrangement with an underwriter exists and there is no assurance that the Company's cash flow from operations will increase such that a public offering would be unnecessary. The proposed IPO will be conducted through the Company's officers and directors. If operations do not provide sufficient cash flow within approximately twelve months after closing the proposed IPO, the Company will require additional financing from outside sources. There is no assurance that the proposed IPO will be successful or that, if successful, the Company's actual results will meet the objectives of its business plan. Further, there is no assurance that the Company will be successful in obtaining additional financing to fund operations if additional financing is needed once expected proceeds from the anticipated IPO are spent.

Financial instruments

The Company's financial instruments consist of a security deposit, accounts payable and accrued liabilities. The carrying value of these financial instruments approximates fair value because of their short-term nature or because they bear interest at rates which approximate market rates.

Cash and cash equivalents

The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. At March 31, 1999 the Company did not have any cash equivalents. Cash is stated at cost, which approximates fair value.

Deferred Offering Costs

In connection with the offering of its common shares, the Company incurred offering costs consisting of legal and accounting costs. The costs are reflected on the balance sheet as "deferred offering costs" and will be offset against offering proceeds upon closing of the offering.

During the year ended December 31, 1999 the Company incurred costs related to two separate proposed offerings of its common stock. The Company canceled its original proposed offering of common stock by withdrawal of its state registration statements subsequent to March 31, 1999. Accordingly, the $9,748 recorded as deferred offering costs at March 31, 1999 was charged to operations during the nine months ended December 31, 1999. In connection with its current proposed offering, the Company has incurred $31,979 (unaudited) in offering costs for the nine months ended December 31, 1999, which have been deferred.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company reports income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the liability method in accounting for income taxes. Deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount on the financial statements. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted law. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in the deferred tax assets and liabilities.

Loss per common share

In February 1997 the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" (SFAS 128). The Company adopted SFAS 128 for the period ended March 31, 1999. Under SFAS 128, net loss per share-basic excludes dilution and is determined by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Net loss per share-diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. As of March 31, 1999 there were no common stock equivalents. As of December 31, 1999 there were warrants and options outstanding. However, diluted earnings per share is not presented in the accompanying financial statements as the options and warrants outstanding would be antidilutive.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Computer software developed for internal use

Pursuant to SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the cost of developing and implementing its web site and related internal use software is expensed until the Company has determined that the web site and related internal use software will result in probable future economic benefits and management has committed to funding the project. Thereafter, all direct external implementation costs and purchased software costs are capitalized and amortized using the straight-line method over the remaining estimated useful lives, not exceeding five years. No software development costs have been capitalized as of March 31, 1999 or December 31, 1999.

Start up costs

Costs related to the organization of the Company have been expensed as incurred.

Research and development costs

Research and development costs are expensed as incurred.

Fiscal year

The Company operates on a fiscal year ending on March 31.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" permits the use of either a fair value based method or the intrinsic value method defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and earnings per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements for employees and directors under the provisions of APB 25 and, accordingly, has include pro forma disclosures under SFAS No. 123 in Note E. However, stock-based compensation arrangements with non-employees are accounted for under the provisions of SFAS No. 123.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

New accounting pronouncements

The Company has adopted the following new accounting pronouncements for the period ended March 31, 1999. There was no affect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, "Reporting Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. The Company did not have comprehensive income for the periods presented; therefore, comprehensive income and net income are equal. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS 131 is not applicable, as the Company had no segment reporting for the periods presented. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires an entity to recognize all derivatives on a balance sheet, measured at fair value. Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" requires that entities capitalize certain internal-use software costs once certain criteria are met. SOP 98-5, "Reporting on the Costs of Start-Up Activities" provides, among other things, guidance on the reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred.

The Company will continue to review these new accounting pronouncements over time to determine if any additional disclosures are necessary based on evolving circumstances.

Unaudited Interim Financial Information

The interim financial statements as of December 31, 1999, the nine months ended December 31, 1999, and for the period of August 20, 1998 (inception) through December 31, 1999 are unaudited, and certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim period are not necessarily indicative of the results for an entire fiscal year.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE B: RELATED PARTY TRANSACTIONS

The Company leases office space from an affiliate and shares office expense with the affiliate. For the period from August 20, 1998 (inception) through March 31, 1999, the Company paid the affiliate $1,575 for rent. For the nine months ended December 31, 1999 the Company paid the affiliate $4,805 (unaudited) for rent.

The Company purchased consulting services, totaling $3,400, from an affiliate for the period from August 20, 1998 (inception) through March 31, 1999.

Certain officers have provided services at no charge to the Company. The accompanying financial statements have not been adjusted for the value of such services.

The Company has entered into a one-year, renewable, employment agreement with its vice-president at $50,000 per year, plus benefits.

During the nine months ended December 31, 1999 the Company received $1,500 (unaudited) in working capital advances from a related party.


NOTE C: INCOME TAXES

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the nine months ended December 31, 1999, for the period from August 20, 1998 (inception) through March 31, 1999, and December 31, 1999, respectively:


                                                              August 20, 1998   August 20, 1998
                                               Nine Months      (inception)       (inception)
                                                  Ended           through           through
                                               December 31,       March 31,       December 31,
                                               ------------       ---------       ------------
                                                  1999              1999             1999
                                               (unaudited)                        (unaudited)
   U.S. statutory federal rate, graduated......   32.10%           15.00%           33.13%
   State income tax rate, net of federal.......    3.23%            4.75%            3.18%
   Deferred offering costs.....................    4.29%            0.00%            4.29%
   Other.......................................    0.00%            0.57%            0.00%
   Net operating loss (NOL) for which
       no tax benefit is currently available...  -39.62%          -20.32%          -40.60%
                                                 ------           ------           ------
                                                   0.00%            0.00%            0.00%
                                                 ======           ======           ======

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE C: INCOME TAXES, CONCLUDED

The benefit for income taxes from operations consisted of the following components at December 31, 1999 and March 31, 1999, respectively: current tax benefit of $89,960 (unaudited) and $9,138, respectively resulting from a net loss before income taxes, and deferred tax expense of $89,960 (unaudited) and $9,138, respectively resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The change in the valuation allowance for the nine months ended December 31, 1999, and for the period from August 20, 1998 (inception) through March 31, 1999 was $89,960 (unaudited) and $9,138, respectively. NOL carryforwards at December 31, 1999 will begin to expire in 2018. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

NOTE D: SHAREHOLDERS' EQUITY

Preferred stock

The preferred stock may be issued in series as determined by the Board of Directors. As required by law, each series must designate the number of shares in the series and each share of a series must have identical rights of (1) dividend, (2) redemption, (3) rights in liquidation, (4) sinking fund provisions for the redemption of the shares, (5) terms of conversion and (6) voting rights.

Offering of common stock

The Company plans to offer up to 900,000 shares of its no par value common stock to qualified investors at an offering price of $1.00 per share pursuant to a registration statement on Form SB-2 to be filed with the Securities and Exchange Commission. The shares of common stock will be offered on behalf of the Company through its officers and directors on a 450,000 share minimum "all or none," 900,000 share maximum basis for a period of sixty days. Additionally, the offering can be extended for an additional sixty days. The minimum purchase price will be $1,000. If the offering is successful, the Company plans to use the net proceeds for the repayment of debt, the payment of marketing and general and administrative expenses, the acquisition of equipment, web-site development, and for working capital.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE D: SHAREHOLDERS' EQUITY, CONTINUED

Stock option plan

The Company has adopted a non-qualified stock option and stock grant plan for the benefit of key personnel and others providing significant services. An aggregate of three million shares of common stock has been reserved under the plan. Options granted pursuant to the plan will be exercisable at a price no less than the fair value of the shares of common stock on the date of grant. There were no options granted under this plan as of March 31, 1999. There were 600,000 (unaudited) options granted during the nine months ended December 31, 1999. According to the Company's policy, options granted to employees and directors are accounted for using the intrinsic method, while options granted to non-employees are accounted for under the fair value method. The fair value of the Company's common stock was determined by the board of directors based on equity transactions and other analysis. The board of directors considered the IPO price in making its determination.

Option Pricing Model

The fair value of each option granted has been estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.875 percent, expected volatility of zero percent, expected life of three to five years, and no expected dividends. During the nine months ended December 31, 1999, the weighted average exercise price and fair value of options granted were $.286 and $.199 (unaudited) respectively on the date of grant for options granted with an exercise price greater than the fair value of the stock. There were no options granted with exercise prices that equaled or were less than the fair value of the underlying stock on the date of grant.

Options granted to employees accounted for under the intrinsic value method

On October 15, 1999, pursuant to an employee agreement, the Company granted two employees options to purchase 75,000 shares each of the Company's common stock for $.35 and $.75, respectively. On October 15, 1999 the fair value of the stock was $.033. The options begin vesting on April 1, 2000 and October 1, 2000, respectively at the rate of 15,000 shares each year for five years. The options will expire on April 1, 2005 and October 1, 2005, respectively. In accordance with APB 25, the Company did not recognize any compensation expense in connection with the granting of the options (unaudited).

On November 30, 1999, pursuant to an employee agreement, the Company granted two officers options to purchase 150,000 shares each of the Company's common stock for $.20 per share. On November 30, 1999 the fair value of the stock was $.033. The options fully vest on November 30, 2000 and expire on November 30, 2005. In accordance with APB 25, the Company did not recognize any compensation expense in connection with the granting of the options (unaudited).

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE D: SHAREHOLDERS' EQUITY, CONTINUED

Had compensation expense been determined based on the fair value at the grant date, and charged to expense over vesting periods consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have equaled the pro forma amounts indicated below:

                                                              Amount
                                                            -----------
     As reported:                                           (unaudited)
                   Net loss .............................   $   238,699
                   Net loss per share - basic and diluted   $      0.03
      Pro forma:
                   Net loss .............................   $   244,811
                   Net loss per share - basic and diluted   $      0.04


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

Options granted to non-employees accounted for under the fair value method

The Company has entered into an agreement with an unrelated third party to provide technical development services to the Company. Upon signing the agreement, the Company agreed to issue the consultant 150,000 options that will become fully vested on October 15, 2000. On October 19, 1999 the fair value of the stock was $.033. The options are exercisable at $.20 and expire on October 15, 2002. The Company determined the fair value of the options in accordance with SFAS 123 to be $.136 and have accordingly recorded compensation expense of $4,415, and deferred compensation of $15,985 (unaudited).

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE D: SHAREHOLDERS' EQUITY, CONCLUDED

Summary

A summary of the Company's stock option awards as of December 31, 1999, and the changes during the nine months ended December 31, 1999 is presented below (unaudited):

                           Fixed Options              Number
                   ------------------------------------------
                   Outstanding at March 31, 1999 ..      --
                   Granted ........................   600,000
                   Exercised ......................      --
                   Canceled .......................      --
                                                      -------
                   Outstanding at December 31, 1999   600,000
                                                      =======


The weighted average exercise price per share for the non-vested 600,000 outstanding options at December 31, 1999 was $.29 (unaudited).

NOTE E: LICENSE AGREEMENT

On November 23, 1998, the Company entered into a license agreement with Information Highway, Inc. (IHI) in order to incorporate customized versions of the IHI Gateway on Company Internet service provider web sites. The IHI Gateway is a worldwide web site operated as a web portal for information about Denver, Colorado. The license was granted for a period of two years. Under the terms of the license agreement, the Company agreed to pay IHI a set up fee of $2,500; a monthly maintenance fee of $300; and a technical support fee of $2.00 per user. The maintenance and the technical support fees will be due after commencement of the service. For the nine months ended December 31, 1999, the Company had paid $2,631 (unaudited) under the license agreement.

NOTE F: FORWARD STOCK SPLIT (UNAUDITED)

Effective August 4, 1999, the shareholders approved a forward split of common stock of three shares for each share of common stock (3:1) held. The accompanying financial statements have been retroactively restated to give effect to the forward stock split for all periods presented.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE G: BRIDGE LOANS (UNAUDITED)

Subsequent to March 31, 1999 the Company issued promissory notes in the aggregate amount of $225,000. The notes bear interest at 10 percent, are unsecured, and are due upon the closing of the initial public offering. If the offering is unsuccessful in raising the $450,000 minimum proceeds, $135,000 of the notes will be due on August 6, 2000, $45,000 will be due on September 1, 2000, and $45,000 will be due on September 30, 2000. If unpaid after these dates, the notes will be in default and become convertible at the rate of one share for each $.10 of principal and interest (unaudited).

In consideration for making the bridge loans, the lenders were issued a total of 1,800,000 shares of the Company's common stock. Accordingly, $59,400 (unaudited) has been capitalized as debt issue costs to account for the stock issuance. The bridge lenders were also issued common stock warrants to purchase a total of 1,800,000 additional shares of common stock at $2.00 per share. 1,080,000 of the warrants will vest on August 6, 2000, an additional 360,000 will vest on September 1, 2000, and 360,000 will vest on September 30, 2000. The warrants expire on their respective vesting dates in 2005. On December 31, 1999 the fair value of the stock was $.033. The Company determined the fair value of the warrants in accordance with SFAS 123. The value of the warrants approximates the value of the underlying stock since no dividends are expected to be declared. Accordingly, an additional $59,400 (unaudited) has been capitalized as debt issue costs to account for the issuance of the warrants. The debt issue costs for the warrants are being amortized over their respective service periods.

                                [ALTERNATE PAGE]
Prospectus

                   SUBJECT TO COMPLETION, DATED APRIL *, 2000


     The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

                      MEDIACOMM BROADCASTING SYSTEMS, INC.
                                d/b/a Shopbiz.com
                            925 W. Kenyon Avenue #15
                            Englewood, Colorado 80110
                                 (303) 762-6444
                            ------------------------

                          1,800,000 Series "A" Warrants
                        1,800,000 Shares of Common Stock


     This prospectus relates to 1,800,000 Series "A" Warrants held by six selling warrant holders. This prospectus also relates to the 1,800,000 shares of common stock issuable upon exercise of the Series "A" Warrants.


     The warrants, and the shares underlying the warrants, may be sold from time to time by the warrant holders or by their transferees. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, if the warrants and/or common stock are ever quoted on an over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions, or through sales to one or more dealers for their resale of these securities as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, if any market exists, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling persons.


     We will not receive any of the proceeds from the sale of these shares or warrants. If any of the warrants are exercised, we will receive the exercise price of $2.00 per share.

     On the date of this prospectus, a registration statement under the Securities Act of 1933 with respect to a public offering by Shopbiz.com of 450,000 shares minimum and 900,000 shares maximum of common stock at $1.00 per share was declared effective by the Securities and Exchange Commission. Shopbiz.com will receive net proceeds from its offering ranging from $410,000 to $860,000 depending upon the exact number of shares it sells, after payment of the estimated expenses of its offering and this offering.

     This Offering is Highly Speculative and Involves Special Risks Concerning Shopbiz.com and its Business. Prior to the Offering by Shopbiz.com There Has Been No Public Market for the Securities of Shopbiz.com. You Should Purchase the Series "A" Warrants and/or the Underlying Shares Only If You Can Afford a Complete Loss. See Risk Factors beginning on page 9.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is __*__, 2000.

                                [ALTERNATE PAGE]

                           SELLING SECURITIES HOLDERS

     An aggregate of up to 1,800,000 Series "A" Warrants and the common stock underlying these warrants, are being offered for sale by the selling securities holders listed below.


     Shopbiz.com has registered the Series "A" Warrants and the common stock underlying the warrants, for resale to the public by the selling securities holders. Shopbiz.com will not receive any of the proceeds from the sale of these securities unless the warrants are exercised, in which case Shopbiz.com will receive $2.00 for each share of common stock it issues upon exercise of the warrants. There are no material relationships between any of the selling securities holders and Shopbiz.com or any of its predecessors or affiliates, nor have any material relationships existed between them within the past three years except as discussed below. Each of the selling securities holders intends to offer and sell all of the Series "A" Warrants held by it.

     The following table sets forth the amount of securities owned by the selling securities holders prior to this offering, the amount of securities being offered, the amount of securities and the percent of the same outstanding class to be owned after the offering:

                              Amount of                Amount of           Securities Owned
Name of Selling               Securities               Securities          After Offering and
Securities Holder             Before offering         Being offered        Percent of Class (1)
-----------------             ---------------         -------------        --------------------
Business
 Development                  360,000 shs/
Corporation                   360,000 wts             360,000 wts       360,000 shs         4%
Mathis Family Partners        160,000 shs/
                              160,000 wts             160,000 wts       160,000 shs         1.8%
Earnest Mathis, IRA           200,000 shs/
Rollover                      200,000 wts             200,000 wts        200,000 shs        2.2%
Summer Breeze, LLC            360,000 shs/
                              360,000 wts             360,000 wts        360,000 shs        4%
David's Odyssey, LLC          360,000 shs/
                              360,000 wts             360,000 wts        360,000 shs        4%
David N. Nemelka              360,000 shs/
                              360,000 wts             360,000 wts        360,000 shs        4%
                              -----------             -------            -------

Totals                        1,800,000 shs/        1,800,000 wts      1,800,000 shs        20%
                                                    -------------      -------------        ---
                              1,800,000 wts
                              -------------



(1) The percentage of the class outstanding has been calculated on thef 8,700,000 shares of common stock of Shopbiz.com which assumes sale of ae 900,000 shares of that stock being offered by Shopbiz.com concurrently with this offering by selling securities holders.

                                [ALTERNATE PAGE]

Identity of Ultimate Beneficiaries of Securities to be Sold

     The following table sets forth the ultimate beneficiaries of the securities to be sold by the above identified selling securities holders pursuant to this prospectus and the percentages of beneficial ownership of each ultimate beneficiary.
                                                                    Percentage
                                             Ultimate                  of
                                            Beneficial              Beneficial
Selling Securities Holder                    Owners                 Ownership
-------------------------                    ------                 ---------

Business Development Corporation         Van R. Perkins                100%

Mathis Family Partners                   Earnest Mathis                100%

Earnest Mathis, IRA
Rollover                                 Earnest Mathis                100%

Summer Breeze, LLC                       Gary J. McAdam                 26%
                                         Claudia McAdam                 25%
                                         Brian McAdam                   19.5%
                                         Kevin McAdam                   19.5%
                                         The Dream Maker Foundation     10%
                                         (A non-profit public
                                         support organization)

David's Odyssey, LLC                     David R. Nemelka               100%

David N. Nemelka                         David N. Nemelka               100%

o Gary J. McAdam is a member and the manager of Summer Breeze, LLC. He holds sole voting and investment power over the securities being offered for sale by Summer Breeze, LLC pursuant to this prospectus. He is the sole trustee and one of the five directors of The Dream Maker Foundation.

o Earnest Mathis is the only owner of the Mathis Family Partners, the entity through which Mr. Mathis does business. He is the sole legal and 100 percent ultimate beneficial owner of the securitis listed in the above table as held in the name of Mathis Family Partners and he holds sole voting and investment power over the above listed securities.

                                [ALTERNATE PAGE]


                              PLAN OF DISTRIBUTION

     The sale of the Series "A" Warrants or common stock underlying the warrants, by the selling securities holders may be made from time to time in transactions, which may include block transactions by or for the account of the selling securities holders, in the over-the-counter market, if such a market should develop, or in negotiated transactions or otherwise. Sales may be made at fixed prices which may be at market prices, if any, prevailing at the time of sale, or at negotiated prices.


     The selling securities holders may make those transactions by selling their warrants or the shares of common stock underlying the warrants, directly to purchasers, through broker-dealers acting as agents for the selling securities holders or to broker-dealers who may purchase the securities as principals and thereafter sell the common stock from time to time in the over-the-counter market, if any, in negotiated transactions or otherwise. Compensation to a particular broker-dealer in any of these transactions may exceed customary brokerage commissions.

     Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the selling securities holders' warrants or shares of common stock underlying the warrants may not simultaneously engage in market making activities with respect to any securities of Shopbiz.com for a period of at least two, and in some cases nine, business days prior to the commencement of the distribution.


     The selling securities holders and brokers-dealers, if any, acting in connection with the sales of the warrants and/or the underlying shares, might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of these securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                [ALTERNATE PAGE]

                           CONCURRENT PUBLIC OFFERING


     On the date of this prospectus, a registration statement was declared effective under the Securities Act of 1933 with respect to an offering by Shopbiz.com of 450,000 shares minimum and 900,000 shares maximum of common stock of Shopbiz.com.

                                [ALTERNATE PAGE]

                              [OUTSIDE BACK COVER]

                                TABLE OF CONTENTS

           Item                                                           Page
           ----                                                           ----

 Prospectus Summary                                                        8
 Selected Financial Information                                            8
 Risk Factors                                                              9
      Because We Are a New Company With a
      Brief Operating History We May Not Be Able
      to Successfully Operate Our Business or
      Achieve Profitability                                                9
      Our Limited Liquidity and Capital Resources May
      Substantially Restrict Operation of Our Business                     9
      There May Be No Market for Shares of Our
      Common Stock You Purchase in This Offering                          10
 Forward Looking Statements                                               10


 Business                                                                 11
 Use of Proceeds                                                          29
 Management                                                               30
 Principal Shareholders                                                   37
 Subscription and Plan of Distribution                                    40
 Dilution and Relative Investments                                        42
 Any Shares Purchased In This Offering Will Be Penny
       Stock and Subject to Trading Regulations                           44
 Adverse Effect on Any Market for Our
       Shares by Sales of Restricted Shares                               44
 Description of Securities                                                46
 Legal Matters                                                            49
 Experts                                                                  49


     Until _____, 2000, (ninety days after the date of this prospectus) all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Article 109 of the Colorado Business Corporation Act expressly authorizes a Colorado corporation to indemnify its directors, officers, employees, fiduciaries, and agents against claims or liabilities arising out of such persons' conduct in such capacities if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also purchase and maintain liability insurance on behalf of such persons.

     Article IX of the Amended and Restated Articles of Incorporation of MediaComm Broadcasting Systems, Inc. provides for the indemnification of the corporation officers, directors, employees and agents. The Corporation does not maintain any liability insurance on behalf of any director, officer, or other person affiliated with the Corporation.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in the registration statement:

              Item                                            Amount
              ----                                            ------

         Registration Fee                                     $ 1,251
         Escrow Agent Fees                                      1,000
         Blue Sky Fees                                          4,000
         Accounting Fees and Expenses                           4,700
         Legal Fees and Expenses                               25,000
         Printing and Engraving                                 3,000
         Transfer Agent Fees                                    1,000
         Miscellaneous                                             49
                                                              -------

              Total Expenses                                  $40,000
                                                              =======

     No part of the expenses of the offering on behalf of the registrant or on behalf of the selling securities holders is being paid by those selling securities holders.

Item 26.      Recent Sales of Unregistered Securities


     In December, 1998 the registrant issued 3,060,000 shares of its common stock at $.0082 per share, as adjusted for a three-for-one forward stock split effective August 4, 1999, for a total of $25,000, to Don E. Montague, a founder and principal promoter, Chief Executive Officer and a director of the registrant.


         Also, concurrent with the issue of shares of common stock to Don E. Montague, the registrant issued 270,000 shares of its common stock, as adjusted for the aforesaid three- for-one forward stock split, to Steven S. Montague, President and a director of the registrant and the son of Don E. Montague, in exchange for services rendered on a behalf of the registrant in connection with its organization and in exchange for his agreement to act as Vice President of the registrant. These shares were valued at $2,205 or $.0082 per share.

     Similarly, and concurrent with the issue of shares of common stock to Messrs. Montague, the registrant issued 90,000 shares of its common stock, as adjusted for the three-for-one stock split, to Anthony "Anton" Delgado, Secretary and Treasurer and a director of the registrant, in exchange for services rendered to the registrant in connection with its organization and in exchange for his agreement to act as Secretary/Treasurer of the registrant. These shares were valued at $735 or $.0082 per share.

     Messrs. Montague and Delgado each represented to the registrant that he acquired his shares for investment and without a view to distribution. Each of these individuals had access to and did afford himself of the information concerning the registrant that would have been provided by a registered prospectus. Each of these individuals were fully able to fend for himself in the transaction whereby each of them acquired his shares of the registrant. Each of these individuals was in a position to afford the risk of his investment in the shares of the registrant. The registrant issued these securities without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

     Contemporaneously, with the issue of shares to Messrs. Montague and Delgado, the registrant issued 90,000 shares of its common stock to J. D. Kish, a certified public accountant, for accounting services rendered to the registrant in connection with its organization valued at $735 or $.0082 per share. Mr. Kish is a person known to Mr. Don E. Montague, Chief Executive Officer of the registrant for approximately 15 years and a person who has performed accounting services for business enterprises of Don E. Montague over that period of years. Mr. Kish had access to and did afford himself the information concerning the registrant that would have been provided by a registered prospectus. In connection with the acquisition of his shares of the registrant, Mr. Kish represented to the registrant that he was knowledgeable and experienced in financial and investment matters.

     Based upon the association of Don E. Montague with Mr. Kish, the registrant had reasonable grounds to believe and rely upon and did believe and rely upon those representations of Mr. Kish in claiming its reliance upon the exemption from registration of the issue of these shares afforded by Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. Mr. Kish was, at the time of his acquisition of the shares of the registrant, able to fend for himself in that transaction. He was also in a financial position to afford the risk of his investment in the shares of the registrant. He, also, represented to the registrant that he acquired these shares for investment and without a view to distribution. He did not need the protection that would have been afforded by a registered prospectus.

     Also, contemporaneously with the issue of shares to Messrs. Montague, Delgado and Kish, the registrant issued 90,000 shares to World Net Trading, Ltd, a corporation controlled by Randall Stevens, for services rendered by Mr. Stevens in the preparation of a business plan for the registrant which services were valued at $735 or $.0082 per share. Mr. Stevens had access to and afforded himself the information concerning the registrant that would have been provided by a registered prospectus. Don E. Montague has known Randall Stevens for six years. During that period, Mr. Stevens has had various business relations with Mr. Don E. Montague including Mr. Stevens employment for several years with MediaComm Marketing International, Inc., a corporation of which Mr. Montague is the President and principal shareholder. Mr. Stevens represented to the registrant the following:

o    He held a Masters Degree in International Business from Denver University.
o For a period of approximately 20 years he had made venture capital investments including the acquisition of restricted securities.
o Over that period of time he had at various times acted as a consultant to corporations engaged in initial public offerings.
o For the previous eight years he had been a consultant to enterprises developing computer data bases for use on the Internet.
o He had voting and investment authority over the shares acquired by him on behalf of World Net Trading, Ltd.
o World Net Trading, Ltd. was a closely and privately held corporation, the voting shares of which were held in trust.
o Acting for World Net Trading, Ltd., Mr. Stevens represented to the registrant that these shares of the registrant were acquired for investment and without a view to distribution.

     Based upon the association of Don E. Montague with Randall Stevens, the registrant had reasonable grounds to believe and rely upon and did in fact believe and rely upon the representation of Randall Stevens and, further, reasonable grounds to believe that Mr. Stevens was and is a person with substantial knowledge and experience in financial and investment matters, that he could fend for himself without the protection a registered prospectus would have afforded him in acquiring shares of the registrant and that World Net Trading, Ltd., and that Mr. Stevens could afford the economic risk of that investment in these shares of the registrant. The registrant issued the aforesaid shares to World Net Trading, Ltd., without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering.

     There were no general solicitations to sell or solicitations of offers to buy any of shares of the registrant in connection with the transactions involving acquisition of shares of the registrant by Messrs. Montague, Delgado, Kish, Stevens and World Net Trading, Ltd. There was no underwriting discount or commission paid in connection with the issue of shares of the registrant to any of those persons.

         Pursuant to a private offering memorandum dated December 1, 1998, and during the period from December 18, 1998 to approximately February 5, 1999, the registrant issued 2,400,000 shares of its common stock at $.0333 per share, as adjusted for the aforesaid three-for-one forward stock split to the following persons:


                                  Number                             Date
        Name                      Of Shares      Consideration       Acquired
        ----                      ---------      -------------       --------

World Net Trading Ltd.             30,000          $ 1,000           1-13-99
Camille and Michael Snyder         30,000            1,000           2-1-99
GJM Trading Partners, Ltd.        150,000            5,000           12-18-98
Dr. Andrew M. Georgeson           150,000            5,000           1-29-99
Second Chance Investments         600,000           20,000           12-18-98
Tradeco Corp.                     600,000           20,000           1-2-99
View Systems, Inc.                840,000           28,000           2-5-99
                                ---------          -------
         Totals                 2,400,000          $80,000
                                =========          =======

     Randall Stevens, the individual who acquired 90,000 shares on behalf of World Net Trading, Ltd. referred to above for services rendered to the registrant, acted for World Net Trading, Ltd. in acquiring the 30,000 shares listed above. He, also, has voting and investment power over these 30,000 shares.

     Camille Snyder is the daughter of Don E. Montague and the sister of Steven
S. Montague, Chief Executive Officer and President, respectively, of the registrant. Michael Snyder is the husband of Camille. They represented to the registrant that they are experienced with investment in securities. Mr. Snyder represented to the registrant that he held a Masters Degree in International Marketing from the University of Oklahoma. Michael and Camille Snyder represented to the registrant that they understood that the shares of registrant that they acquired were restricted securities that would have to be held by them without resale for an indeterminate period. They, also, represented that they could, therefore, afford the economic risk of their investment in those share. In addition, they represented that the shares they purchased were acquired for investment and not with a view to distribution. Michael and Camille Snyder had access to and afforded themselves of the information concerning the registrant that would have been provided by a registered prospectus. Michael and Camille Snyder did not require the protection that would have been afforded by a register prospectus.

     Based upon the relationship of Michael and Camille Snyder with Don E. Montague and Steven S. Montague, the registrant had reasonable grounds to believe and to rely upon and in fact did believe and rely upon the representations of Michael and Camille Snyder in support of registrant's claim of exemption from registration of the sale of those shares afforded by Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering.

     GJM Trading Partners, Ltd. and Second Chance Investments are legal persons each controlled by Gary J. McAdam, the same person who controls Summer Breeze, LLC, the legal person to whom the registrant has given its promissory note, shares of common stock of the registrant and Series "A" Warrants to purchase shares of the common stock of the registrant as discussed below.

     Mr. Don E. Montague has known Gary J. McAdam for approximately 17 years. During these years their relationship has encompassed many business transactions between them. They are both officers, directors and principal shareholders of the same corporation.

     In connection with acquisition of the 150,000 shares of behalf of GJM Partners, Ltd. and the 600,000 shares on behalf of Second Chance Investments, Inc., Mr. McAdam represented to the registrant:

o    that he was formerly a registered broker/dealer,
o    that his principal occupation was as a business consultant and investor,
o that over the past 14 years, in particular, he had made numerous venture capital investments of the nature of his acquisition of the shares of the registrant on behalf of GJM Trading Partners, Ltd. and Second Chance Investments,
o that he was afforded access to all of the financial and other information relating to the registrant that he required in order to make the investment decision to acquire the shares on behalf of GJM Trading Partners, Ltd. and Second Chance Investments listed above,
o that he had a substantial beneficial interest in the shares he acquired for GJM Trading Partners, Ltd. and Second Chance Investments, that he held voting and investment power over these shares,
o    that he was both a sophisticated and an accredited investor.

o that he, GJM Trading Partners, Ltd. and Second Chance Investments, were able to afford the economic risk of the investment in the shares of the registrant listed above,
o that he knew these shares were restricted securities and must be held without resale for an indeterminate period of time, and
o that these shares were acquired for investment and not with a view to distribution.


     Based on the relationship of Don E. Montague with Gary J. McAdam, the registrant had reasonable grounds to believe and rely upon and in fact did believe and rely upon the foregoing representations of Gary J. McAdam in determining that Gary J. McAdam was a sophisticated investor with sufficient knowledge an dexperience in financial and business matters to evaluate the risks and merits associated with acquisition of the shares specified above and in claiming, as it hereby does claim, an exemption from registration of the issue of these shares under Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering.

     Tradeco Corp. is a corporation controlled by David N. Nemelka, the same person who controls David's Odyssey, LLC, a legal person to whom the registrant has given its promissory note, issued shares of its common stock and issued Series "A" Warrants to purchase shares of the common stock of the registrant as discussed below.

     Mr. Don E. Montague has known David N. Nemelka for approximately two years. During that time Mr. Nemelka has engaged Mr. Montague to do corporate marketing projects for Mr. Nemelka. In connection with his investment in the shares of the reigstrant listed above on behalf of Tradeco Corp., Mr. Nemelka represented to the registrant as follows:

o    that he held an MBA degree from the Wharton School of Business,
o    that he was a sophisticated and accredited investor,
o that he frequently make venture capital investments and that his investment in these shars was consistent with that practice,
o    that his principal occupation was that of a financial consultant,
o    Tradeco Corp. was a privately held corporation controlled by himself,
o that he held 100 percent of the ultimate beneficial interest in the shares acquired by Tradeco Corp. and that he held voting and investment power over these shares, and
o that these shares were acquired by him on behalf of Tradeco Corp. for investment and not with a view to distribution.





     Based upon the relationship of Don E. Montague with David N. Nemelka, the registrant had reasonable grounds to believe and rely upon and in fact did believe and rely upon the foregoing representations of Mr. Nemelka in determining that Mr. Nemelka was a sophisticated investor with sufficient experience in financial and business matters to evaluate the risks and merits associated with his investment in these shares, and therefore, claims an exemption from registration of the issue of these shares under Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering.

     Mr. Don E. Montague, Chief Executive Officer of the registrant has known Dr. Andrew M Georgeson for over three years. This association has been primarily a professional relationship. Dr. Georgeson was a Vice President and a Director of the registrant for several months prior to his resignation in December 1998 by reason of the demands of his professional affairs. He acquired the above listed shares of the registrant during his tenure as a Vice President and Director of the registrant.

     Dr. Georgeson had all the information of the kind that would be provided by a registered prospectus at the time he purchased the above listed shares of the registrant. He represented to the registrant that he frequently invested in securities and was knowledgeable and experienced in financial and investment matters. Dr. Georgeson also represented to the registrant that he could afford the investment risk of acquiring these shares as restricted securities and that he purchased these shares for investment and not with a view to distribution.

     Based upon the relationship of Don E. Montague with Dr. Georgeson and Dr. Georgeson's position with the registrant, the registrant had reasonable grounds upon which to believe and rely upon and did in fact rely upon Dr. Georgeson's representations in claiming, as it does hereby claim, an exemption from registration under Section 4(2) of the Securities Act of 1933 of the issue of the above shares to Dr. Georgeson as a transaction not involving any public offering.

     View Systems, Inc. is a publicly held corporation controlled by Gunther Than, a director of the registrant.

     Don E. Montague has known Gunther Than for 10 years. Mr. Than was a Director of the registrant at the time of his acquisition of the above listed shares of the registrant on behalf of View Systems, Inc. He had at that time all of the information concerning the registrant that would have been provided by a registered prospectus. Mr. Than is the President of View Systems, Inc. and a principal shareholder of that corporation. Mr. Than is knowledgeable and experienced in financial and investment matters. At the time Mr. Than acquired the above listed shares on behalf of View Systems, Inc., he represented to the registrant that he had voting and investment power over these shares. He further represented that View Systems, Inc. could afford the economic risk of investment in these restricted securities and that View Systems, Inc. acquired these shares for investment and not with a view to distribution.

     Based upon the relationship of Don E. Montague with Gunther Than and Mr. Than's status as a director of the registrant, the registrant had reasonable grounds to believe and rely upon and in fact did believe and rely upon the representations of Gunther Than in claiming, as it does hereby claim, an exemption from registration under Section 4(2) of the Securities Act of 1933 of the issue of these shares to View Systems, Inc. as a transaction not involving any public offering.

     There were no general solicitations to purchase or solicitations of offers to buy any of the 2,400,000 shares of the registrant listed above. Each of the sales of these shares was made by Don E. Montague to the individuals identified above. There were no underwriting discounts or commissions paid to anyone in connection with sale of these shares.

     Pursuant to funding agreements dated August 6, 1999, September 1, 1999, and September 30, 1999, the registrant borrowed an aggregate of $225,000, and issued its promissory notes, issued shares of its common stock and issued Series "A" Warrants to purchase shares of its common stock to the following persons:

                                 Amount of
                                Promissory        Number of         Number of
         Name                      Note            Shares           Warrants
         ----                      ----            ------           --------

Business Development Corp        $ 45,000          360,000           360,000
Mathis Family Partnership        $ 20,000          160,000           160,000
Earnest Mathis IRA Rollover      $ 25,000          200,000           200,000
Summer Breeze, LLC               $ 45,000          360,000           360,000
David's Odyssey, LLC             $ 45,000          360,000           360,000
David N. Nemelka                 $ 45,000          360,000           360,000
                                 --------        ---------         ---------
         Totals                  $225,000        1,800,000         1,800,000
                                 --------        ---------         ---------

See Exhibits 10.2, 10.3 and 10.4 filed herewith.

     Van R. Perkins is the President of Business Development Corp. This corporation is a private investment company that is wholly owned by Mr. Perkins.

     Don E. Montague has known Van R. Perkins for approximately three years during which time they engaged in numerous business transactions. Mr. Montague's privately held corporation, MediaComm Marketing International, Inc. is currently performing a business engagement for Mr Perkins.

     In connection with issue of the above listed securities to Business Development Corp. and entering into the funding agreement dated August 6, 1999,
Exhibit 10.2 herein, Mr. Perkins represented to the registrant as follows:

o He and Business Development Corp. were accredited investors within the meaning of the federal securities law,
o He, through Business Development Corp., routinely made investments in aggressive growth oriented development-stage companies,
o    He is knowledgeable and experienced in financial and investment matters,
o He was given all of the information that he required concerning the registrant in order to make the investment decision to make the loan and acquire the securities listed above,
o He was able to afford the economic risk presented by making the loan and acquiring the restricted securities provided for in the funding agreement of August 6, 1999,
o He holds voting and investment power over the securities issued to Business Development Corp. as listed above, and
o that all of the securities issued to Business Development Corp., as listed above, were acquired for investment and not with a view to distribution.

     Earnest Mathis is a general partner of the Mathis Family Partnership, and is the same person identified as Earnest Mathis IRA Rollover.

     Don E. Montague has known Earnest Mathis for a period of 10 years. During that time Mr. Montague has performed numerous business marketing engagements for Mr. Mathis.

     In connection with entering into the funding agreement referred to above,
Exhibit 10-2 herein, and issue of the above listed securities to Earnest Mathis IRA Rollover and Mathis Family Partners, Mr. Mathis represented to the registrant the following:

o    that his occupation was that of a financial consultant and investor,
o that he was fairly extensively knowledgeable and experienced in financial and investment matters,
o    that he was an accredited investor,
o that he frequently made venture capital investments on behalf or Earnest Mathis IRA Rollover and Mathis Family Partners,
o that he was afforded access to all of the information concerning the registrant he required in order to make a decision to enter into the funding agreement of August 6, 1999 and acquire the securities listed above in the names of Earnest Mathis IRA Rollover and Mathis Family Partners,
o that he has voting and investment power over the securities issued to Earnest Mathis IRA Rollover and Mathis Family Partners as listed above,
o That Earnest Mathis IRA Rollover and Mathis Family Partners are able to afford the economic risk involved in acquiring these securities, and
o that the securities issued to Earnest Mathis IRA Rollover and Mathis Family Partners were acquired for investment and not with a view to distribution.

     Summer Breeze, LLC, a legal person, is controlled by Gary J. McAdam, who is the same person that controls GJM Trading Partners, Ltd., and Second Chance Investments referred to above.


     In connection with the transactions provided for in the funding agreements, Exhibits 10-2 herein and issue of the securities acquired by Summer Breeze, LLC as listed above, Mr. Gary J. McAdam made representation to the registrant substantially identical to those representations given to the registrant as set forth above in relation to the issue by the registrant of shares of its common stock to GJM Trading Partners Ltd., Second Chance Investments and the ultimate beneficial interests in the securities issued to Summer Breeze, LLC are held by the following persons:

                                                    Percentage of
          Name                                   Beneficial Interest
          ----                                   -------------------

     o  Gary J. McAdam                                   26%
     o  Claudia McAdam                                   25%
     o  Brian McAdam                                     19.5%
     o  Kevin McAdam                                     19.5%
     o  The Dream Maker Foundation                       10%
        (a non-profit public support organization)

     Mr. McAdam holds the voting and investment power over the securities issued to Summer Breeze, LLC.

     David's Odyssey, LLC is a legal person controlled by David R. Nemelka.

     Mr. Don E. Montague has known David R. Nemelka for approximately four years. The relationship between Messrs. Montague and Nemelka has been primarily related to business affairs and they have, also, become personal friends. They have conducted business transactions with one another and have made investments together in the same business enterprises. In connection with his investment in the shares of the registrant listed above on behalf of David's Odyssey, LLC., Mr. Nemelka represented to the registrant as follows:

o    that David's Odyssey, LLC was controlled by him,
o that he held 100 percent of the beneficial interest in the securities of the registrant acquired by David's Odyssey, LLC.,
o that he held voting and investment power over the securities acquired by David's Odyssey, LLC.,
o    that he was both a sophisticated and accredited investor,
o that he frequently made venture capital investments and that his investment in the securities of the registrant acquired by David's Odyssey, LLC., was consistent with that practice,
o that he considers himself very knowledgeable in financial and investment matters, that he negotiated the acquisition on behalf of David's Odyssey, LLC., of the above listed securities of the registrant with Don E. Montague and took advice from no other person regarding this investment,
o that he received from the registrant all of the information he required concerning the registrant including a business plan and related disclosure information necessary to make his decision to invest in the securities identified above,
o that he was a self-employed business consultant acting primarily for development stage companies, and
o that the securities acquired by David's Odyssey were acquired for investment and not with a view to distribution.

     There were no general solicitations to enter into funding agreements with the registrant or to purchase or of offers to buy the securities issued as above listed. Each of the funding agreements and the issue of the securities listed above was negotiated by Don E. Montague with each of the individuals identified. There was no underwriting discount or commission paid in connection with entering into each of the funding agreements or issuing of the securities listed above.


     Based upon the relationship of Don E. Montague, Chief Executive Officer of the registrant, with Messrs. Perkins, Mathis, McAdam, and both Messrs. Nemelka, and Mr. Montague's knowledge of the knowledge and experience in business and financial matters of Messrs. Perkins, Mathis, McAdam and both Messrs. Nemelka, the registrant had reasonable grounds to believe and to rely upon, and did in fact believe and rely upon, the foregoing representation of each of these persons. None of those persons required the protection that would have been afforded by a registered prospectus.

     Accordingly, the registrant believed and relied upon the knowledge of Mr. Montague concerning those persons and the representations of those persons in entering into the funding agreements of August 6, 1999, September 1, 1999 and September 30, 1999, Exhibits 10.2, 10.3 and 10.4 herein, and in issuing the securities listed above. Based upon the knowledge of Mr. Don E. Montague and the representatives of Messrs. Van R. Perkins, Earnest Mathis, Gary J. McAdam,
David R. Nemelka and David N. Nemelka the registrant determined as follows:

o that Mr. Van R. Perkins held voting and investment power over the securities identified above and that Mr. Perkins was a sophisticated investor with sufficient knowledge and experience in business and financial matters to evaluate the risks and merits associated with the acquisition of the securities acquired on behalf of Business Development Corporation pursuant to the Funding Agreement dated August 6, 1999,

o that Mr. Earnest Mathis held voting and investment power over the securities identified above and that Mr. Mathis was a sophisticated investor with sufficient knowledge and experience in business and financial matters to evaluate the risks and merits associated with acquisition of the securities acquired on behalf of Earnest Mathis IRA Rollover and Mathis Family Partners pursuant to the Funding Agreement dated August 6, 1999,

o that Mr. Gary J. McAdam held voting and investment power over the securities identified above and that Mr. McAdam was a sophisticated investor with sufficient knowledge and experience in business and financial matters to evaluate the risks and merits associated with acquisition of the securities acquired on behalf of Summer breeze, LLC pursuant to the Funding Agreement dated August 6, 1999,

o that Mr. David R. Nemelka held voting and investments power over the securities identified above and that Mr. Nemelka was a sophisticated investor with sufficient knowledge and experience in business and financial matters to evaluate the risks and merits associated with acquisition of the securities acquired on behalf of David's Odyssey, LLC pursuant to the Funding Agreement dated September 30, 1999,

o that Mr. David N. Nemelka held voting and investments power over the securities identified above and that Mr. Nemelka was a sophisticated investor with sufficient knowledge and experience in business and financial matters to evaluate the risks and merits associated with acquisition of the securities acquired on behalf of himself individually pursuant to the Funding Agreement dated September 1, 1999.

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


     In accordance with the foregoing determinations regarding Messrs. Perkins, Mathis, McAdam and both Messrs. Nemelka, the registrant relied upon and hereby claims the exemption from registration of the transactions whereby Business Development Corporation, Earnest Mathis, IRA Rollover, Mathis Family Partners, Summer Breeze LLC, David's Odyssey, LLC and David N. Nemelka acquired the securities of the registrant specified above afforded by Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering.

     On August 25, 1999, pursuant to the provisions of the stock option and stock grant plan of the registrant, it granted to Jennifer Lausen, an employee of the registrant, options to purchase 75,000 shares of its common stock at $0.35 per share. Ms. Lausen represented to the registrant that the options, and the shares subject to option, if acquired, would be acquired for investment and without a view to distribution. The registrant issued these options, and proposes to issue any shares purchased pursuant to exercise of these options, in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as a transaction not involving any public offering and the exemption afforded by Rule 701 of Regulation E under the Securities Act of 1933.There were no underwriting discounts or commissions paid in connection with the grant of these options. Ms. Lausen has terminated her employment with the registrant and thos options are no longer in force or effect.


     On August 25, 1999, the registrant granted to Cygen Technologies, Inc., a consultant to the registrant, options to purchase 150,000 shares of the common stock of the registrant at $0.20 per share. Cygen Technologies, Inc. represented to the registrant that the options, and any shares to be acquired pursuant to exercise of these options, were acquired for investment and without a view to distribution. Cygen Technologies, Inc. was represented in this transaction by legal counsel versed in securities law. The registrant issued these options, and proposes to issue shares of its common stock on exercise of these options, in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering. There were no underwriting discounts or commissions paid in connection with the issue of these options.

     On November 30, 1999, pursuant to its stock option and stock grant plan, the registrant granted to Steven S. Montague, then Vice President and a director of the registrant, options to purchase 150,000 shares of the common stock of the registrant at $.20 per share. Mr. Montague represented to the registrant that the options, and the shares subject to option, if acquired, would be acquired for investment and not with a view to distribution. The registrant issued these options and proposes to issue any shares purchased pursuant to exercise of these options in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering and the exemption afforded by Rule 701 of Regulation E under the Securities Act of 1933. There were no underwriting discounts or commissions paid in connection with the grant of these options.

     On November 30, 1999, pursuant to its stock option and stock grant plan, the registrant granted to Gunther Than, a director of and consultant to the registrant, options to purchase 150,000 shares of the common stock of the registrant at $.20 per share. Mr. Than represented to the registrant that the options, and the shares subject to option, if acquired, would be acquired for investment and not with a view to distribution. The registrant issued these options and proposes to issue any shares purchased pursuant to exercise of these options in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering and the exemption afforded by Rule 701 of Regulation E under the Securities Act of 1933. There were no underwriting discounts or commissions paid in connection with the grant of these options.

     On November 30, 1999, pursuant to its stock option and stock grant plan, the registrant granted to Christopher Trujillo options to purchase 75,000 shares of the common stock of the registrant at $.75 per share. Mr. Trujillo represented to the registrant that the options, and the shares subject to option, if acquired, would be acquired for investment and not with a view to distribution. The registrant issued these options and proposes to issue any shares purchased pursuant to exercise of these options in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering and the exemption afforded by Rule 701 of Regulation E under the Securities Act of 1933. There were no underwriting discounts or commissions paid in connection with the grant of these options.
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


Item 27.          Exhibits

     The exhibits set forth in the following index of exhibits are filed as a part of this registration statement.

         Exhibit
         Number          Description of Exhibit
         ------          ----------------------

         5.1             Opinion of Ronald N. Vance, P.C.
                         re: Legality of Securities and Consent
                         (to be supplied with amendment)

         23.1            Current Consent of Cordovano and Harvey, PC

         23.2            Consent of Ronald N. Vance, P.C.
                         (contained in Exhibit 5.1)
                         (to be supplied with amendment)

Item 28. Undertakings

     a. The registrant hereby undertakes that it will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and (iii) include any material information with respect to the plan of

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


distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     c. The registrant will:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For any liability under the 1933 Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

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


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment number two to its registration statement to be signed on its behalf by the undersigned in the city of Englewood, State of Colorado, on the 1st day of April 2000. MediaComm Broadcasting Systems, Inc.


                                     /s/ Don E. Montague
                                        ----------------------------------------
                                         Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this amendment number one to its registration statement was signed by the following persons in the capacities and on the dates stated.

Date: April 1, 2000                  /s/ Don E. Montague
                                         ---------------------------------------
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer, and
                                          Chief Accounting and Financial Officer


Date: April 1, 2000                  /s/ Steven S. Montague
                                         ---------------------------------------
                                          President, and a Director


Date: April 1, 2000                  /s/ Anthony "Anton" Delgado
                                         ---------------------------------------
                                          Secretary, Treasurer, and a Director


Date: April 1, 2000                  /s/ Gunther Than
                                         ---------------------------------------
                                          Director



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